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                                                                     Exhibit 2.1







                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                            UNION BANKSHARES COMPANY

                                       AND

                             MID-COAST BANCORP, INC.

                                 MARCH 27, 2000
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         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of the
27th day of March, 2000, is made between Mid-Coast Bancorp, Inc., Waldoboro, Maine, a Delaware corporation ("Mid-Coast") and Union Bankshares Company, Ellsworth, Maine, a Maine corporation ("Union Bankshares").

                                    PREAMBLE

         The respective Boards of Directors of Union Bankshares and Mid-Coast are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective stockholders. This Agreement provides for the acquisition of Mid-Coast by Union Bankshares pursuant to the merger of Mid-Coast with and into Union Bankshares. At the effective date of such merger, the outstanding shares of capital stock of Mid-Coast shall be converted into the right to receive cash. The transactions described in this Agreement are subject to the approvals of the stockholders of Mid-Coast and Union Bankshares, respectively, expiration of the required waiting period under applicable federal and state regulatory laws and regulations, and the satisfaction of certain other conditions described in this Agreement.

         Simultaneously with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Union Bankshares and Mid-Coast to enter into this Agreement, Mid-Coast and Union Bankshares are entering into an Option Agreement pursuant to which Mid-Coast is granting to Union Bankshares an option to purchase shares of Mid-Coast Common Stock.

         Now, therefore, in consideration of their mutual promises and obligations, the parties agree that Mid-Coast shall be merged with and into Union Bankshares on the terms and subject to the conditions set forth in this
Agreement:

                                   ARTICLE 1

                                   DEFINITIONS

         Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meaning to be equally applicable to both the singular and plural forms of the terms defined):

         1.1 "1933 Act" shall mean the Securities Act of 1933, as amended.

         1.2 "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

         1.3 "Affiliate" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; or (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person.

         1.4 "Agreement" shall mean this Agreement and Plan of Merger by and between Mid-Coast and Union Bankshares, and any amendments thereto. References to Articles,

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Sections, Schedules and the like refer to the Articles, Sections, Schedules and the like of this Agreement unless otherwise indicated.

         1.5 "Assets" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

         1.6 "BHCA" shall mean the Bank Holding Company Act of 1956, as amended.

         1.7 "Bank Regulator" shall mean and include, any pertinent federal or state Regulatory Authority charged with the supervision of banks, bank holding companies, savings associations, or savings association holding companies or engaged in the insurance of bank or savings association deposits, including without limitation, the FRB, the FDIC, the OTS and the Bureau of Banking.

         1.8 "Bureau of Banking" means the Bureau of Banking of the Department of Professional and Financial Regulation of the State of Maine having regulatory authority over Union Trust or any successor Maine governmental agency exercising such regulatory authority.

         1.9 "Business Day" shall mean a day on which Union Trust is open for business and which is not a Saturday, Sunday or legal bank holiday.

         1.10 "Closing" The closing of the transactions contemplated herein will take place at a place that is mutually agreed to by the parties and on the date that is the last Business Day of the month during which all of the following are then complete:

         (i) all applicable regulatory approvals relating to the transactions contemplated herein have been received; and

         (ii) all applicable statutory and regulatory waiting periods relative to the Merger and the Subsidiary Merger have expired; and

         (iii)    the Mid-Coast stockholders have approved the Agreement; and

         (iv)     the Union Bankshares stockholders have approved the Agreement,

or such earlier or later date as may be agreed to by the parties. At the Closing the parties shall each deliver to the other such evidence of the satisfaction of the conditions to the Merger (as defined in Section 2.1 hereof and the Subsidiary Merger) as may reasonably be required (including material required to be delivered pursuant to this Agreement).

         1.11 "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.


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         1.12 "Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

         1.13 "Default" shall mean (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit,
(ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or
(iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Mid-Coast.

         1.14 "Effective Date" The Merger shall become effective as of the date and time when the Articles of Merger filed with the Secretary of State of the State of Maine pursuant to the provisions of Article 11 of the Maine Business Corporation Act (the "MBCA") shall be effective and the Certificate of Merger filed with the Delaware Secretary of State pursuant to Section 252 of the Delaware General Corporation Law (the "DGCL") shall be effective.

         1.15 "Exchange Agent" shall mean the Person engaged by Union Bankshares to act as agent for the exchange of Mid-Coast Common Stock for Merger Consideration.

         1.16 "FDIA" shall mean the Federal Deposit Insurance Act, as amended.

         1.17 "FDIC" means that agency of the United States of America known as the Federal Deposit Insurance Corporation, or any successor United States Governmental Agency which insures deposits of commercial or savings banks.

         1.18 "FRB" means that agency of the United States of America known as the Federal Reserve Board which acts in the capacity of a governmental central bank known as the Federal Reserve System represented by actions of its Board of Governors, having regulatory authority over bank holding companies and certain banks that are members of the Federal Reserve System or any successor United States governmental agency performing the function of exercising such regulatory authority.

         1.19 "Governmental Authority" shall mean any United States federal, state or local governmental commission, board or other regulatory authority or agency, including courts and other judicial bodies and including without limitation, any Regulatory Authority and any Bank Regulator.

         1.20 "Hazardous Materials" shall mean (a) any hazardous or toxic wastes, materials or substances, and other pollutants or contaminants, which are or hereafter become regulated by or under any Environmental Laws; (b) petroleum, petroleum products, petroleum byproducts, crude oil or any fraction thereof; (c) asbestos; (d) polychlorinated biphenyls; (e) radioactive materials; (f) any other substance requiring special handling under any Environmental Laws; (g) any


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materials which cause a nuisance upon a waste to any Property; and (h) any other material or substance displaying toxic, reactive, ignitable or corrosive characteristics, as all such terms are used in their broadest sense, and are defined or become defined by or under any Environmental Law.

         1.21 "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known after due inquiry by the officers and directors of such Person.

         1.22 "Law" shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

         1.23 "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

         1.24 "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due any payable, and (ii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

         1.25 "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

         1.26 "Merger Consideration" shall mean $15.875 per share of Mid-Coast Common Stock.

         1.27 "Material Adverse Effect" shall mean, with respect to any Person, a change or effect that is or is reasonably likely to be materially adverse to the business, results of operations or financial condition of such Person taken as a whole; provided, however, that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in laws and regulations or interpretations thereof by Governmental Authorities generally applicable to depository institutions and their holding companies (including changes in insurance deposit assessment rates and special assessments with respect thereto), (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) actions and omissions of a Party taken with the prior written consent of the other Party, and (d) the direct effects of compliance with this Agreement on the operating performance of the Parties including expenses incurred by the Parties hereto in consummating the transactions contemplated by this Agreement.


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         1.28 "Mid-Coast" means Mid-Coast Bancorp, Inc., a corporation duly chartered, organized, and existing under and pursuant to the laws of the State of Delaware; maintaining its principal place of business at 1768 Atlantic Highway, Waldoboro, Maine 04572.

         1.29 "Mid-Coast Common Stock" means the shares of Common Stock of Mid-Coast, $1.00, par value per share.

         1.30 "NASD" means the National Association of Securities Dealers, Inc.

         1.31 "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

         1.32 "OTS" means the Office of Thrift Supervision having regulatory authority over Mid-Coast and Waldoboro.

         1.33 "Party" shall mean Union Bankshares or Mid-Coast and "Parties" shall mean Union Bankshares and Mid-Coast.

         1.34 "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

         1.35 "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

         1.36 "Property" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

         1.37 "Public Announcement" shall mean a written press release, public announcement or public information disclosure by Mid-Coast or Union Bankshares or any of their Subsidiaries relating to the Merger or the other transactions contemplated hereby.

         1.38 "Regulatory Authorities" shall mean, collectively, the SEC, the NASD, the United States Department of Justice, any Bank Regulator and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

         1.39 "Representative" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative engaged by a Person.


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         1.40 "SEC" means that agency of the United States of America known as the Securities and Exchange Commission.

         1.41 "SEC Documents" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

         1.42 "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

         1.43 "Subsidiaries" shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 25% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 25% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

         1.44 "Subsidiary Merger" shall mean the merger of Waldoboro with and into Union Trust as contemplated in this Agreement and the Subsidiary Merger Agreement.

         1.45 "Subsidiary Merger Agreement" means the Subsidiary Merger Agreement by and between Union Trust and Waldoboro in substantially the form of Exhibit A hereto.

         1.46 "Surviving Corporation" shall mean Union Bankshares as the surviving corporation resulting from the Merger.

         1.47 "Tax" or "Taxes" shall mean any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

         1.48 "Tax Return" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

         1.49 "Transaction Documents" shall mean this Agreement, the Subsidiary Merger Agreement and the Option Agreement.


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         1.50 "Union Bankshares" means Union Bankshares Company, a corporation duly chartered, organized and existing under and pursuant to the laws of the State of Maine; maintaining its principal place of business at 66 Main Street, Ellsworth, Maine 04605.

         1.51 "Union Trust" means Union Trust Company, a Maine banking corporation, duly chartered, organized and existing under and pursuant to the laws of the State of Maine and maintaining its principal place of business at 66 Main Street, Ellsworth, Maine 04605 and a member of the Federal Reserve System.

         1.52 "Waldoboro" means The Waldoboro Bank, F.S.B., a federally chartered savings bank, organized and existing under and pursuant to the laws of the United States of America and maintaining its principal place of business and registered address at 1768 Atlantic Highway, Waldoboro, Maine 04572, and its subsidiary, First Waldoboro Corporation.

         Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include", or "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

                                   ARTICLE 2

                                   THE MERGER

         2.1 Merger. On the Effective Date, Mid-Coast shall be merged with and into Union Bankshares (the "Merger") pursuant to the provisions of this Agreement, the provisions of and with the effect provided in, Chapter 9 of the MBCA and Section 252 of the DGCL and this Agreement.

         2.2 The Closing.

             (a) The Closing of the transactions contemplated herein will take place, assuming satisfaction or waiver of each of the conditions set forth in
Article 8 hereof, on or immediately prior to the Effective Date. The Closing shall be held at such location as may be mutually agreed upon by Parties.

             (b) At the Closing (i) Mid-Coast and Union Bankshares shall each provide to the other such proof of satisfaction of the conditions set forth in
Article 8 as the Party whose obligations are conditioned upon such satisfaction may reasonably request; (ii) the certificates and letters required by Article 8 shall be delivered; (iii) the appropriate officers of the Parties shall complete the execution, acknowledgment and delivery of the Merger Agreement and the Subsidiary Merger Agreement; and (iv) the Parties shall take such further action as is required to consummate the transactions contemplated by this Agreement and the Subsidiary Merger Agreement.

         2.3 Effect of Merger. Upon consummation of the Merger, the separate corporate existence of Mid-Coast shall cease and Union Bankshares shall continue as the surviving corporation. The name of Union Bankshares, as the surviving corporation, shall by virtue of the Merger remain unchanged. On the Effective Date, all of the Assets then owned by Mid-Coast, or which would inure to it, shall immediately by operation of law and without any conveyance or


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transfer or without any further action or deed, be vested in and become the property of Union Bankshares, which shall have, hold and enjoy the same in its own right as fully and to the same extent as the same were possessed, held and enjoyed by Mid-Coast prior to such Merger, and Union Bankshares shall be a continuation of the original entities and all of the rights and obligations of Mid-Coast shall remain unimpaired, and Union Bankshares, on the Effective Date of the Merger shall succeed to all such rights, obligations, duties and liabilities connected therewith.

         2.4 Subsidiary Merger. Union Bankshares and Mid-Coast shall take all action necessary and appropriate to cause Waldoboro to merge into Union Trust simultaneously with or immediately subsequent to the consummation of the Merger under the terms set forth in the Subsidiary Merger Agreement.

         2.5 Option Agreement. Simultaneously with the execution of this Agreement and as a condition thereto, the parties shall have executed an Option Agreement (the "Option Agreement") substantially in the form of Exhibit B hereto, providing Union Bankshares an option to acquire up to 19.9% of the outstanding shares of Mid-Coast Common Stock, if certain triggering events occur as described therein.

         2.6 Charter. The Articles of Incorporation of Union Bankshares in effect immediately prior to the Effective Date shall be the Articles of Incorporation of the Surviving Corporation until duly amended or repealed.

         2.7 ByLaws. The Bylaws of Union Bankshares in effect immediately prior to the Effective Date shall be the Bylaws of the Surviving Corporation until duly amended or repealed.

         2.8 Directors and Officers.

             (a) The directors of Union Bankshares in office immediately prior to the Effective Date, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Date in accordance with the Bylaws of the Surviving Corporation. The officers of Union Bankshares in office immediately prior to the Effective Date, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Date in accordance with the Bylaws of the Surviving Corporation.

             (b) Upon the Effective Date, Union Bankshares shall take, or cause to be taken, such action as may be required in order to appoint two new Directors to its Board of Directors from the current Mid-Coast Board of Directors who shall represent the mid-coast banking market. Any person who is appointed or elected to the Board of Directors of Union Bankshares pursuant to the preceding sentence, shall serve until the first annual meeting of stockholders of Union Bankshares following the Effective Date and until his or her successor is elected and qualified.


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                                   ARTICLE 3

                      CONVERSION AND CANCELLATION OF STOCK

         3.1 Conversion of Mid-Coast Common Stock.

             (a) On the Effective Date, each shareholder of Mid-Coast Common Stock issued and outstanding immediately prior to the Effective Date, other than holders of shares of Mid-Coast Common Stock who pursuant to Section 262 of the DGCL dissent and perfect appraisal rights, shall by virtue of the Merger become and be converted to the right to receive the Merger Consideration in cash for each share of Mid-Coast Common Stock held by such shareholder. On the Effective Date, all shares of Mid-Coast Common Stock held in treasury will be canceled and terminated and Mid-Coast shall not have any rights to receive Merger Consideration for such shares.

             (b) Anti-Dilution Provisions. The Merger Consideration shall be proportionately adjusted to reflect fully the effect of any stock split, stock dividend (including any dividend or distribution of securities convertible into Mid-Coast Common Stock), recapitalization, reorganization or other like change with respect to such stock if the record date therefore (in the case of a stock dividend) or the effective date thereof (in the case of a stock split, recapitalization, reorganization or similar change for which a record date is not established) shall be prior to the Effective Date.

             (c) Cancellation. As a result of the Merger and without any action on the part of the holder thereof, on the Effective Date, all shares of Mid-Coast Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate (a "Certificate") representing any shares of Mid-Coast Common Stock shall thereafter cease to have any rights with respect to such shares of Mid-Coast Common Stock, except the right to receive, without interest, the Merger Consideration, upon the terms set forth in this Agreement.

                                   ARTICLE 4

                              EXCHANGE AND PAYMENT

         4.1 Exchange of Certificates Representing Mid-Coast Common Stock.

         (a) As of the Effective Date, Union Bankshares shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of shares of Mid-Coast Common Stock, for exchange in accordance with this Article 4, the Merger Consideration (the aggregate of such cash being hereinafter referred to as the "Exchange Fund") to be paid pursuant to Articles 3 and 4, in exchange for outstanding shares of Mid-Coast Common Stock.

         (b) Within two (2) business days after the Effective Date Union Bankshares shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates (other than those representing shares with respect to which the holder thereof has perfected appraisal rights under the DGCL and has not subsequently lost, withdrawn or forfeited such rights) (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of


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loss and title to the Certificates shall pass, only upon delivery of the
Certificates to the Exchange Agent and shall be in such form and have such other provisions as Union Bankshares may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the per share Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefore a check in the amount of Merger Consideration that such holder has the right to receive pursuant to this Agreement after giving effect to any required withholding tax, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the value of any Merger Consideration payable to holders of Certificates. In the event of a transfer of ownership of Mid-Coast Common Stock which is not registered in the transfer records of Mid-Coast, a check in the amount of Merger Consideration that such holder has the right to receive pursuant to this Agreement after giving effect to any required withholding tax, may be issued to such a transferee if the Certificate representing such Mid-Coast Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

             (c) Notwithstanding any other provisions of this Agreement, except with respect to dividends declared by the Board of Directors of Mid-Coast which are consistent with past practice, no dividends shall be paid with respect to any shares of Mid-Coast Common Stock represented by a Certificate until such Certificate is surrendered for exchange as provided herein.

             (d) On or after the Effective Date, there shall be no transfers on the stock transfer books of Mid-Coast of the shares of Mid-Coast Common Stock that were outstanding immediately prior to the Effective Date. If, after the Effective Date, Certificates are presented to Union Bankshares, they shall be canceled and exchanged for the amount of Merger Consideration that such holder has the right to receive pursuant to this Agreement.

             (e) Any portion of the cash (including the proceeds of any investments thereof) that remains unclaimed by the former stockholders of Mid-Coast six months after the Effective Date shall be delivered to Union Bankshares. Any former stockholders of Mid-Coast who have not complied with this
Article 4 before that date shall look only to Union Bankshares for payment in respect of their shares, without any interest thereon.

             (f) Any other provision of this Agreement notwithstanding, neither Mid-Coast, the Surviving Corporation nor the Exchange Agent shall be liable to a holder of Mid-Coast Common Stock for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law.

             (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Union Bankshares, the posting by such Person of a bond in such reasonable amount as Union Bankshares may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate cash as provided in
Section 4.1(b).


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             (h) Adoption of this Agreement by the stockholders of Mid-Coast shall constitute ratification of the appointment of the Exchange Agent.

         4.2 Cash-Out of Stock Options. Schedule 4.2 sets forth all individuals holding outstanding exercisable options as of the Effective Date, including the name of each such holder, the appropriate tax identification information of each such holder, and the number of options held. Not later then five (5) business days subsequent to the Effective Date, Union Bankshares shall provide to each person listed on Schedule 4.2 a cash payment equal to the excess of (i) the Merger Consideration per share of Mid-Coast Common Stock multiplied by the number of shares of Mid-Coast Common Stock subject to the option(s) less (ii) the aggregate exercise price for shares of Mid-Coast Common Stock subject to the option(s), less any applicable taxes.

         4.3 Dissenters' Rights. Any dissenting stockholder who shall be entitled to be paid the "fair value" of his or her dissenters' shares, as provided in Section 262 et seq. of the DGCL, shall not be entitled to the Merger Consolidation, unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to dissent from the Merger under Section 262 et seq. of the DGCL and shall be entitled to receive only the payment to the extent provided for by Section 262 et seq. of the DGCL with respect to such dissenters' shares. If any dissenting stockholder shall fail to perfect or shall have efficiently withdrawn or lost the right to dissent, the dissenters' shares held by such dissenting stockholder shall thereupon be treated as though such dissenters' shares had been converted into the right to receive the Merger Consolidation pursuant to Section 3.1.

                                   ARTICLE 5

                      COVENANTS AND AGREEMENTS OF MID-COAST

         5.1 Operation of Business. Between the date hereof and the Effective Date, or until the termination of this Agreement, Mid-Coast covenants and agrees that it will (i) operate its business solely in the ordinary course consistent with past practices and in compliance with all applicable Laws; and, (ii) cause Waldoboro to operate its business solely in the ordinary course consistent with past practices and in compliance with all applicable Laws; (iii) use reasonable best efforts to maintain and preserve intact its and Waldoboro's business organization, employees and advantageous business relationships and retain the services of its and Waldoboro's officers and key employees; (iv) take no action which would materially adversely affect or materially delay the ability of Mid-Coast or Waldoboro, respectively, to obtain any necessary approvals of any Regulatory Authority required for the transactions contemplated hereby or to perform its or Waldoboro's covenants and agreements under this Agreement, the Subsidiary Merger Agreement or the Option Agreement, respectively; and (v) Mid-Coast will not, and Mid-Coast will cause Waldoboro not to:

             (a) Amend or otherwise change its Certificate of Incorporation, charter or Bylaws (except to the extent required in order to effect the Merger or Subsidiary Merger as contemplated herein), as each such document is in effect on the date hereof;

             (b) Issue or sell, or authorize for issuance or sale, any shares of Mid-Coast Common Stock or the common stock, $1.00 par value, of Waldoboro or any additional shares of any class of capital stock of Mid-Coast or Waldoboro (except to satisfy the exercise of stock options or to the extent required to effect the Merger or Subsidiary Merger as contemplated herein) or adjust, split, combine or reclassify any shares of the capital stock of Mid-Coast or Waldoboro or issue any other securities in respect of, in lieu of or in substitution for such shares of capital stock;

             (c) Issue, grant, or enter into any subscription, option, warrant, right, convertible security, or other agreement or commitment of any character obligating Mid-Coast or Waldoboro to issue securities;

             (d) Declare, set aside, make, or pay any dividend or other distribution with respect to its capital stock except (i) for each calendar quarter in which the record date for dividends on Mid-Coast Common Stock precedes the Effective Date, Mid-Coast may pay a regular semi-annual dividend in the amount of $.10 per share, and (ii) dividends from Waldoboro to Mid-Coast to the extent necessary to pay necessary and routine expenses of Mid-Coast (including expenses relating to the transactions contemplated by this Agreement) and to fund regular dividends by Mid-Coast to its stockholders to the extent permitted by this paragraph;

             (e) Redeem, purchase, or otherwise acquire, directly or indirectly, any of its capital stock, respectively;

             (f) Absent Union Bankshares' prior written consent, which will not be unreasonably withheld, authorize any capital expenditure(s) which, individually or in the aggregate, exceed $5,000.00;

             (g) Except in the ordinary course of business, sell, pledge, dispose of, or encumber, or agree to sell, pledge, dispose of, or encumber, any assets of Mid-Coast or Waldoboro;

             (h) Excluding normal and customary banking transactions, incur any indebtedness for borrowed money, issue any debt securities, or enter into or modify any contract, agreement, commitment, or arrangement with respect thereto or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance therefore;

             (i) Impose or suffer the imposition, on any share of stock held by Mid-Coast in Waldoboro, of any material lien, charge, or encumbrance, or permit any such lien to exist;

             (j) Establish or add any automated teller machines or branch or other banking offices or enter into any new line of business or file any application to relocate or terminate the operations of any banking office of Mid-Coast or Waldoboro or, materially expand the business currently conducted by Mid-Coast or Waldoboro;

             (k) Acquire (by merger, consolidation, lease or other acquisition of stock, ownership interests or assets) any corporation, partnership, or other business organization or division thereof, or enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing, except to the extent required in order to effect the Merger as contemplated herein and except in the ordinary course of business in connection with foreclosures or similar actions;

             (l) Enter into, extend, or renew any lease for office or other space;

             (m) Except as required by law or permitted by this Agreement, enter into, adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, or other employee benefit plan, agreement, trust, fund, or arrangement for the benefit or welfare of any officer, employee or Representative of Mid-Coast or Waldoboro, except that Mid-Coast and Waldoboro may (i) offer, pay or grant any bonus or other incentive to any specific employee or groups of employees as may be reasonably required to keep such individuals under the employ of Mid-Coast or Waldoboro;
(ii) enter into a Termination Agreement with Wesley E. Richardson as set forth in Exhibit C (the "Termination Agreement"); and (iii) terminate the participation of Mid-Coast and Waldoboro in the defined benefit plan maintained by Pentegra.

             (n) Grant any increase in compensation to any director, officer, or employee or Representative of Mid-Coast or Waldoboro except in the ordinary course of business consistent with past practice and as set forth in Schedule 5.1;

             (o) Absent Union Bankshares' prior written consent, which shall not be unreasonably withheld, except as otherwise provided in this Agreement, enter into, amend, or terminate any employment agreement, relationship or responsibilities with any director, officer, or key employee or Representative of Mid-Coast or Waldoboro, or enter into, amend, or terminate any employment agreement with any other person otherwise than in the ordinary course of business, or take any action with respect to the grant or payment of any severance or termination pay;

             (p) Take any action or omit to take any action which would cause any of Mid-Coast's or Waldoboro's representations or warranties to be untrue or misleading in any material respect or any covenant of Mid-Coast or Waldoboro under this Agreement incapable of being performed;

             (q) Take any action that would materially and adversely affect the ability of any Party hereto to obtain the approvals necessary for consummation of the transactions contemplated hereby or that would materially and adversely affect Mid-Coast's or Waldoboro's ability to perform its covenants and agreements hereunder;

             (r) Take any action with respect to accounting methods, principles or practices, other than changes required by applicable law or GAAP or regulatory accounting as concurred in by Mid-Coast's independent accountants; or make any Tax election or settle or compromise any federal, state, local or foreign Tax liability;

             (s) Change in any material respect its loan policies, except as required by Regulatory Authorities; or

             (t) Agree in writing or otherwise to do any of the foregoing.

         5.2 Insurance. Pending the Closing, Mid-Coast shall cause all of its personal property and all real property owned or leased by Mid-Coast and Waldoboro jointly or individually to be insured under policies with reasonable deductibles and in full compliance with any coinsurance provision. Mid-Coast and Waldoboro each shall also maintain all such insurance in place as of the date of the signing of this Agreement with respect to its employees and with respect to general liability. The insurance required under this Section 5.2 shall be in addition to and not in lieu of the Environmental Insurance (as defined in Section 8.3(g)).

         5.3 Board Consent; Stockholders' Meeting.

             (a) The Board of Directors of Mid-Coast shall adopt a resolution recommending approval and adoption of this Agreement and the Subsidiary Merger Agreement by Mid-Coast's stockholders, and, the Board of Directors of Mid-Coast shall at all times recommend approval and adoption of this Agreement and the Subsidiary Merger Agreement by Mid-Coast's stockholders. The Board of Directors of Mid-Coast shall be permitted to withdraw or modify (or not to continue to make) its recommendation to its stockholders if, but only if, (a) in the opinion of the Mid-Coast's outside counsel, such action is required, in response to an unsolicited bona fide written "Superior Proposal" (as defined herein), in order for the Board of Directors of Mid-Coast not to breach its fiduciary duties under applicable law, (b) Mid-Coast has given Union Bankshares five (5) business days' prior notice of any meeting of the Board of Directors of Mid-Coast to consider such Superior Proposal and the Mid-Coast Board of Directors has considered any proposed changes to this Agreement (if any) proposed by Union Bankshares, and
(c) Mid-Coast has fully and completely complied with Section 5.6 hereof. For the purposes of this Agreement, "Superior Proposal" shall mean any bona fide Acquisition Proposal for at least a majority of the outstanding shares of Mid-Coast Common Stock on terms the Board of Directors of Mid-Coast determines in its good faith judgment (taking into account the advice of its financial advisor, taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, option agreements, expense reimbursement provisions and conditions to consummation) are in the aggregate more favorable and provide greater value to all the Mid-Coast's stockholders than this Agreement and the Merger taken as a whole. For purposes of this Agreement, "Acquisition Proposal" means any offer or proposal for, or any indication of interest in (w) a merger or consolidation, or any similar transaction, involving Mid-Coast or Waldoboro, (x) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of Mid-Coast or all or substantially all of the assets or deposits of Waldoboro, (y) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder) of securities representing 10% or more of the voting power of Mid-Coast or Waldoboro, or (z) any substantially similar transaction.

             (b) Mid-Coast will (i) take all steps necessary to call, give notice of, convene and hold a special meeting of its stockholders no later than July 15, 2000 for the purpose of approving this Agreement and the transactions contemplated hereby and for such other purposes as may be necessary or desirable, and (ii) cooperate and consult with Union Bankshares with respect to each of the foregoing matters. Said notice shall include notice of dissenter's rights, if any, and shall solicit stockholders' proxies in favor of this Agreement, and all notices shall be given in accordance with all applicable Laws. Except as may be required by fiduciary

                                                                     EXHIBIT 2.1


obligations, Mid-Coast and its directors will support and vote in favor of a shareholder resolution approving this Agreement and the transaction contemplated hereby including the Merger.

         5.4 Mid-Coast and Waldoboro Financial and Other Reports. Mid-Coast shall (and shall cause Waldoboro to) make available to Union Bankshares and Union Trust the following statements and other reports and documents:

             (a) Mid-Coast's Consolidated Balance Sheets as of December 31, 1999 and 1998 (unaudited) and March 31, 1999, 1998 and 1997 (audited); Consolidated Statements of Income and Changes in Stockholders' Equity and Consolidated Statements of Cash Flows for the years ended March 31, 1999, 1998 and 1997 (audited) and Statements of Income for the six-month periods ended December 31, 1999 and 1998 (unaudited) and all additional Consolidated Balance Sheets, Consolidated Statements of Income and Changes in Stockholders' Equity, Consolidated Statements of Cash Flows and Statements of Income prepared after the date hereof but prior to the Effective Date ("Mid-Coast Financial Statements"), and any related notes and reports of its independent public accountants with respect thereto.

             (b) The thrift financial reports, consolidated reports of condition and income, and accompanying schedules, filed by Waldoboro with the OTS for each calendar quarter, beginning January 1, 1995, through December 31, 1999.
             (c) Such additional financial or other information as may be required for the regulatory applications in connection with the consummation of the Merger or the Subsidiary Merger (subject to any legal limitations).

         5.5 Access to Properties and Records. Mid-Coast shall (and shall cause Waldoboro to), upon reasonable notice, afford Union Bankshares and its officers, employees, counsel, accountants, and other authorized Representatives access, during normal business hours throughout the period prior to the Effective Date, to all of its and Waldoboro's properties; books, contracts, commitments, loan files, litigation files and records (including, but not limited to, the minutes of the Boards of Directors of Mid-Coast and Waldoboro and all committees thereof), and it shall (and shall cause Waldoboro to), upon reasonable notice and to the extent consistent with applicable law, furnish promptly to Union Bankshares such information as Union Bankshares may reasonably request to perform such review. All information obtained hereunder shall be subject to the confidentiality agreement heretofore executed.

         5.6 No Solicitation. Prior to the Effective Date, neither Mid-Coast nor Waldoboro shall authorize or knowingly permit any of their officers, directors, employees, Representatives, agents or other Persons controlled by Mid-Coast or Waldoboro to directly or indirectly, encourage or solicit or, hold any discussions or negotiations with, or provide any information to, any Persons, entity or group concerning any merger, consolidation, sale of substantial assets, sale of shares of capital stock or similar transactions involving, directly or indirectly, Mid-Coast or Waldoboro, except as contemplated by this Agreement or as required to avoid any breach of any fiduciary obligations.

         5.7 Covenant Not to Compete. Except as set forth on Schedule 5.7, in addition to any restrictions which may be contained in any employment agreement between Mid-Coast,

Waldoboro and any director (other than Wesley E. Richardson who has entered into a separate noncompetition agreement pursuant to Section 5.10 hereof), each of the directors of Mid-Coast and Waldoboro agree that for the period from the date hereof until two (2) years after the Effective Date, they will not become directly, indirectly or beneficially an employee, five percent (5%) or more shareholder, consultant to or director of any bank, savings bank, savings association, trust company, financial institution or other similar business enterprise which competes with Union Trust (as successor to Waldoboro) within Waldo, Knox and Lincoln Counties, Maine. The directors of Mid-Coast and Waldoboro further agree not to initiate any action to induce any employee of Union Trust (as successor to Waldoboro) to leave Union Trust's employment or directly or indirectly assist any other Person or entity in requesting or inducing any such other employee of Union Trust to leave such employment for the period of the date hereof until five (5) years after the Effective Date.

         5.8 Termination of Employee Stock Options. Prior to the Effective Date, Mid-Coast shall take all such action as is necessary to terminate the 1989 Stock Option Plan (the "Stock Option Plans") as of the Effective Date, and shall provide written notice to each holder of a then outstanding stock option to purchase shares of Mid-Coast Common Stock pursuant to the Stock Option Plans (whether or not such stock option is then vested or exercisable), that such stock option shall be, as at the date of such notice, exercisable in full and that such stock option shall terminate at the Effective Date, provided however that each Option Holder shall be entitled to receive the cash payments described in Section 4.2. Subject to the foregoing, the Stock Option Plan and all options issued thereunder shall terminate not later than the Effective Date with no Liability, monetary or otherwise, ensuing as a result thereof, other than the obligation to provide cash payments as described in Section 4.2. Mid-Coast hereby represents and warrants to Union Bankshares that the maximum number of shares of Mid-Coast Common Stock subject to issuance pursuant to the exercise of stock options issued and outstanding under the Stock Option Plan or otherwise is not and shall not be at or prior to the Effective Date more than 5,583.

         5.9 Employee Retention Plan. Prior to the Effective Date, Mid-Coast shall take all action as is necessary to terminate the Recognition and Retention Plan of Mid-Coast (the "Retention Plan") and the trust related thereto on or prior to the Effective Date and shall provide written notice to each holder of an outstanding stock award (whether or not such stock award is then vested), that the Retention Plan shall be terminated on or prior to the Effective Date and that all outstanding shares awarded thereunder shall become immediately and fully vested in accordance with the terms of the Retention Plan. Subject to the foregoing, the Retention Plan shall terminate not later than the Effective Date, with no Liability, monetary or otherwise, ensuing as a result thereof other than the payment of the Merger Consideration to each holder of a stock award in accordance with Section 4.1 hereof. Mid-Coast hereby represents and warrants to Union Bankshares that the maximum number of shares of Mid-Coast Common Stock subject to vesting pursuant to the Retention Plan, or subject to distribution by the Trustee under the Retention Plan, is not and shall not be at or prior to the Effective Date more than 11,718.

         5.10 Termination of Richardson Employment Agreement. Prior to the Effective Date, Mid-Coast shall take all such action as is necessary to terminate the Amended and Restated Employment Agreement of Wesley E. Richardson dated May 18, 1993 (the "Employment Agreement") as of the Effective Date, such termination to be effective as of the Effective Date. In connection therewith, Mid-Coast shall enter into the Termination Agreement. Union

Bankshares shall, within five days following the Effective Date, pay all amounts due under Sections 2(a) and 2(c) of the Termination Agreement.

         5.11 Environmental Reports. Prior to the Effective Date, Mid-Coast shall take all such action as is necessary to obtain a Phase I environmental site assessment, conducted in accordance with current ASTM standards and applicable Maine statutes and regulations governing environmental issues, with respect to each of its or Waldoboro's operating locations including the Waldoboro main branch location and use its best efforts to obtain such Phase I assessments with respect to such other locations which Mid-Coast or Waldoboro may use for operations under lease, and shall deliver all such reports, assessments and analyses to Union Bankshares prior to the Effective Date. Union Bankshares shall reimburse Mid-Coast for one-half of the costs of obtaining all such environmental reports; provided that Union Bankshares shall select the firm or organization that will prepare the site assessment; and provided further that nothing in this Section 5.11 shall be construed to create any liability whatsoever on the part of Union Bankshares with respect to any environmental liabilities discovered or caused as a result of Mid-Coast obtaining such reports.

         5.12 Quality Control Program. Prior to the Effective Date, Mid-Coast shall continue to enforce its quality control program for Waldoboro with respect to Waldoboro's FHLMC loans and Maine state housing loans in accordance with the rules, policies and regulations of such agencies with respect to such loan programs and Mid-Coast shall cooperate fully with Union Bankshares and take all actions necessary and desirable, as reasonably requested by Union Bankshares, to allow Union Bankshares to review and monitor the quality control program prior to the Effective Date.

         5.13 Loan Documentation. Prior to the Effective Date, Mid-Coast shall cooperate fully with Union Bankshares and take all actions necessary and desirable, as reasonably requested by Union Bankshares, to review and update documentation with respect to Waldoboro's completed and pending commercial and consumer lending transactions.

         5.14 No Further Remediation Action. Neither Mid-Coast nor Waldoboro shall have received any modification or revocation from any Governmental Authority of that certain letter (the "DEP Letter") dated March 23, 2000 from the Maine Department of Environmental Protection to Mid-Coast with respect to DEP Spill #A-146-85 and matters related thereto concerning Mid-Coast's Rockland property.

         5.15 Verification of Excavation and Disposal. Within thirty days of the date hereof, Mid-Coast shall use its best efforts to deliver to Union Bankshares documentation evidencing the lawful disposal of all of the oil-contaminated materials excavated at Mid-Coast's Rockland property prior to and in connection with the construction of the bank facility located thereon, provided however, that in the event that such documentation cannot be provided for reasons beyond the control of Mid-Coast, Mid-Coast shall deliver to Union Bankshares within forty-five days of the date hereof documents evidencing that (i) Mid-Coast was not the equitable or title owner of the Rockland property at the time such excavation and disposal was undertaken and (ii) Mid-Coast did not participate and was not associated, in any fashion, with such excavation and disposal activities. All such documentation shall be to the sole satisfaction of Union Bankshares. In the event that such documentation is not provided timely, or documentation provided is not satisfactory to Union Bankshares in its sole discretion, then Mid-Coast shall seek to increase the Environment Insurance to provide coverage with respect to the Liabilities associated with any improper or unlawful excavation or disposal of the oil-contaminated soil from the Rockland property. Any costs associated with an increase to the Environmental Insurance shall be borne solely by Mid-Coast.

                                   ARTICLE 6

                   REPRESENTATIONS AND WARRANTIES OF MID-COAST

         For purposes of this Agreement, except where the context requires otherwise, any reference to Mid-Coast in this Article 6 shall be deemed to include each of Mid-Coast and Waldoboro (including any Subsidiary of Waldoboro) and any reference to "material," Material Adverse Effect or a similar standard shall refer to the financial condition, operations or other aspects of Mid-Coast and Waldoboro taken as a whole. Mid-Coast hereby represents and warrants to Union Bankshares as follows:

         6.1 Organization and Authority. Mid-Coast is a savings association holding company registered with the OTS under the Savings and Loan Holding Company Act and is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Waldoboro is a federally chartered savings bank duly organized, validly existing and in good standing under the Laws of the United States. Each of Mid-Coast and Waldoboro is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and Assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing would not, individually or in the aggregate, result in any Material Adverse Effect. Each of Mid-Coast and Waldoboro has the requisite corporate power and authority to own, lease and operate its properties and Assets and to carry on its business as it is now being conducted. The Certificate of Incorporation, Charter and Bylaws of each of Mid-Coast and Waldoboro, copies of which have previously been made available to Union Bankshares, are true, correct and complete copies of such documents in effect as of the date of this Agreement. Neither Mid-Coast nor Waldoboro is as of the date of this Agreement or will be as of the Effective Date in violation of any provision of its Certificate of Incorporation, Charter or its Bylaws. The minute books of each of Mid-Coast and Waldoboro contain in all material respects true and complete records of all meetings held and corporate actions taken since January 1, 1997 of their respective stockholders and boards of directors (including committees of their respective boards of directors).

         6.2 Authorization.

             (a) Authority of Mid-Coast. Mid-Coast has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Transaction Documents by Mid-Coast and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Mid-Coast, subject to regulatory and stockholder approval. No other corporate proceedings on the part of Mid-Coast are necessary to authorize consummation of this Agreement, except for the approval of the transaction by Mid-Coast's stockholders, and the performance by Mid-Coast of the terms hereof. This Agreement and each of the Transaction Documents is a valid and binding obligation of Mid-Coast enforceable against Mid-Coast in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, reorganization or moratorium or other similar Laws affecting creditors' rights generally and except that the availability of equitable remedies is within the discretion of the appropriate court and except that it is subject to approval by its stockholders and applicable Regulatory Agencies.

             (b) Authority of Waldoboro. Waldoboro has full corporate power and authority to execute and deliver the Subsidiary Merger Agreement, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery of the Subsidiary Merger Agreement, the performance of its obligations thereunder and the consummation of the transactions contemplated thereby have been duly and validly approved by the unanimous action of the Board of Directors of Waldoboro. Except for adoption of the Subsidiary Merger Agreement by Waldoboro's stockholders, no other corporate action and no other corporate proceedings on the part of Waldoboro are necessary to authorize the Subsidiary Merger Agreement or the performance of Waldoboro's obligations thereunder or to consummate the transactions contemplated thereby. The Subsidiary Merger Agreement, upon execution and delivery by Waldoboro, will be duly and validly executed and delivered by Waldoboro and will constitute a legal, valid and binding obligation of Waldoboro, enforceable against Waldoboro in accordance with its terms.

             (c) No Violation. Neither the execution, delivery or performance of this Agreement or the other Transaction Documents by Mid-Coast, nor the consummation of the transactions contemplated hereby or thereby, nor the execution, delivery or performance of the Subsidiary Merger Agreement by Waldoboro, nor the consummation by Waldoboro of the transactions contemplated hereby or thereby, nor compliance by Mid-Coast or Waldoboro with any of the provisions hereof or thereof, will (i) in any material respect violate, conflict with, or result in a breach of any provision of, or constitute a Default (or an event which, with notice or lapse of time or both, would constitute a Default) under or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any Lien, security interest, charge or encumbrance upon any of the properties or Assets of Mid-Coast or Waldoboro under any terms, conditions or provisions of
(A) Mid-Coast's or Waldoboro's Certificate of Incorporation, Charter or Bylaws, or (B) except as set forth on Schedule 6.2, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Mid-Coast or Waldoboro is a party or by which Mid-Coast or Waldoboro may be bound, or to which Mid-Coast or Waldoboro or the properties or Assets of it may be subject, or (ii) violate in any material respect any Order applicable to Mid-Coast or Waldoboro or any of its properties or Assets.

         6.3 Capital Structure.

             (a) Mid-Coast. As of the date hereof, the authorized capital of Mid-Coast consists solely of 1,500,000 shares of Mid-Coast Common Stock and 500,000 shares of preferred stock, $1.00 par value. As of the date hereof, 753,570 shares of such authorized Common Stock were issued and outstanding and no shares of such authorized preferred stock were issued and outstanding. The outstanding shares of capital stock of Mid-Coast are validly issued and outstanding, fully paid and nonassessable. Except as set forth on Schedule 6.3, there are no outstanding options, conversion rights, warrants, calls, rights, commitments or agreements to issue any form of stock or other security of Mid-Coast or sell any form of common stock or other security of Mid-Coast or Waldoboro. There are no outstanding obligations or commitments to purchase, redeem or otherwise acquire any outstanding shares of Mid-Coast Common Stock.

             (b) Waldoboro. As of the date hereof, the authorized capital of Waldoboro consists solely of 7,500,000 shares of common stock and 2,500,000 shares of preferred stock. As of the date hereof, 203,174 shares of such authorized common stock were issued and outstanding and no shares of such authorized preferred stock were issued and outstanding. The outstanding shares of capital stock of Waldoboro are validly issued and outstanding, fully paid and nonassessable. There are no outstanding options, conversion rights, warrants, calls, rights, commitments or agreements to issue any form of stock or other security of Waldoboro or sell any form of common stock or other security of Waldoboro. There are no outstanding obligations or commitments to purchase, redeem or otherwise acquire any outstanding shares of Waldoboro Common Stock.

         6.4 Subsidiaries.

             (a) Waldoboro. Except as set forth on Schedule 6.4, Mid-Coast does not own, directly or indirectly, five percent (5%) or more of the outstanding capital stock or other voting securities of any corporation, bank, or other organization. Schedule 6.4 sets forth as of the date of this Agreement the percentage and type of equity securities issued and outstanding by Waldoboro and owned or controlled by Mid-Coast. Waldoboro's deposits are insured by the Savings Association Insurance Fund of the FDIC in accordance with the FDIA to the fullest extent permitted by Law, and had paid all premiums and assessments and filed all reports required by the FDIA. As of the date hereof, no proceedings for the revocation or termination of such deposit insurance are pending or to the Knowledge of Mid-Coast or Waldoboro, threatened. Waldoboro is "adequately capitalized" as such term is defined in the rules and regulations promulgated by the OTS and the FDIC.

             (b) First Waldoboro. Waldoboro does not own, directly or indirectly, five percent (5%) or more of the outstanding capital stock or other voting securities of any corporation, bank, or other organization except First Waldoboro Corporation ("First Waldoboro"). Schedule 6.4 sets forth as of the date of this Agreement the percentage and type of equity securities of First Waldoboro issued and outstanding and owned or controlled by Waldoboro and the jurisdiction of First Waldoboro's incorporation. Except as set forth on Schedule 6.4, First Waldoboro does not hold title to any Assets, is not a party to any Contracts, and conducts no significant business activity. There are no outstanding options, conversion rights, warrants, calls, rights, commitments or agreements to issue any form of stock or other security of First Waldoboro. There are no outstanding obligations or commitments to purchase, redeem or otherwise acquire any outstanding shares of First Waldoboro's securities. The outstanding shares of common stock of First Waldoboro are validly issued and outstanding, fully paid and nonassessable and all of such shares are owned by Waldoboro, free and clear of all Liens, claims and encumbrances.

         6.5 Mid-Coast Financial Statements. Mid-Coast and Waldoboro have made available to Union Bankshares true and correct copies of the Mid-Coast Financial Statements (defined in Section 5.4). The Mid-Coast Financial Statements (i) have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied, and (ii) present fairly the consolidated results of operations of Mid-Coast and Waldoboro for the periods covered thereby and the consolidated financial condition of Mid-Coast and Waldoboro as of the dates thereof.

         6.6 No Material Adverse Change. Since March 31, 1999, there has been no event or condition of any character (whether actual, or to the Knowledge of Mid-Coast or Waldoboro, threatened or contemplated) that has had or can reasonably be anticipated to have, a Material Adverse Effect on Mid-Coast or Waldoboro.

         6.7 Tax Liability. The amounts set up as Liabilities for Taxes in the Mid-Coast Financial Statements are sufficient for the payment of all respective Taxes accrued in accordance with GAAP and unpaid at the respective dates thereof.

         6.8 Tax Returns; Payment of Taxes. All federal, state, local, and foreign Tax Returns (including, without limitation, estimated Tax Returns, withholding Tax Returns with respect to employees, and FICA and FUTA returns) required to be filed by or on behalf of Mid-Coast or Waldoboro have been timely filed or requests for extensions have been timely filed and granted and have not expired for periods ending on or before December 31, 1999, and all returns filed are complete and accurate to the Knowledge of its management and all Taxes shown on filed returns have been paid. As of the date hereof, there is no audit, examination, deficiency or refund Litigation or matter in controversy with respect to any Taxes that might result in a determination materially adverse to Mid-Coast or Waldoboro, except as reserved against in the Mid-Coast Financial Statements. All Taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded Litigation have been paid, and Mid-Coast's and Waldoboro's reserves for bad debts at March 31, 1999, as filed with the Internal Revenue Service were not greater than the maximum amounts permitted under the provisions of Section 585 of the Code.

         6.9 Litigation and Proceedings. Except as set forth on Schedule 6.9 hereto, no Litigation, proceeding or controversy before any court or governmental agency is pending against Mid-Coast or Waldoboro that in the opinion of its management is likely to have a Material Adverse Effect on Mid-Coast or Waldoboro, and, to the Knowledge of the management of Mid-Coast or Waldoboro, no such Litigation, proceeding or controversy has been threatened or is contemplated.

         6.10 Professional Fees. Except for Trident Securities, a division of McDonald Investments, Inc., neither Mid-Coast or Waldoboro, nor any of their respective officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby.

         6.11 Contingent Liabilities. Except as disclosed on Schedule 6.11 hereto or as reflected in the Mid-Coast Financial Statements, and except in the case of Waldoboro for unfunded loan commitments made in the ordinary course of business consistent with past practices, as of December 31, 1999, neither Mid-Coast nor Waldoboro has any obligation or Liability (contingent or otherwise) that was material, or that when combined with all similar obligations or liabilities would have been material, to Mid-Coast and Waldoboro taken as a whole and there does not exist a set of circumstances that, to the Knowledge of Mid-Coast, could reasonably be expected to result in any such material obligation or Liability.

         6.12 Title to Assets; Insurance. Schedule 6.12 sets forth all real property and material properties and Assets owned or leased by Mid-Coast or Waldoboro, including property on or at which is situated or located any automatic teller machine (ATM) owned, leased, licensed or controlled by Mid-Coast or Waldoboro.

         Except as described on Schedule 6.12:

             (a) As of December 31, 1999, each of Mid-Coast and Waldoboro had, and except with respect to Assets disposed of for adequate consideration in the ordinary course of business consistent with past practices since such date, now has, good and merchantable title to all real property and good and merchantable title to all other material properties and Assets reflected in the Mid-Coast Financial Statements, free and clear of all mortgages, Liens, pledges, restrictions, security interests, charges and encumbrances of any nature except for (i) mortgages and encumbrances which secure indebtedness which is properly reflected in the Mid-Coast Financial Statements or which secure deposits of public funds as required by Law; (ii) Liens for Taxes accrued but not yet payable; (iii) Liens arising as a matter of Law in the ordinary course of business consistent with past practices with respect to obligations incurred after December 31, 1999, provided that the obligations secured by such Liens are not delinquent or are being contested in good faith; (iv) such imperfections of title and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of any of such properties or Assets or the potential sale of any such owned properties or Assets; and (v) capital leases and leases, if any, to third parties for fair and adequate consideration. Each of Mid-Coast and Waldoboro owns, or has valid leasehold interests in, all material properties and Assets, tangible or intangible, used in the conduct of its business. Any real property and other material Assets held under Contract by Mid-Coast or Waldoboro are held under valid, subsisting and enforceable Contracts with such exceptions that do not have a Material Adverse Effect and do not interfere with the use made or proposed to be made by Union Bankshares in such Contract of such property. Except as disclosed on Schedule 6.12 with respect to each Contract for any real property or a material amount of personal property to which Mid-Coast or Waldoboro is a party and except for financing leases in which Mid-Coast is lessor, (i) such Contract is in full force and effect in accordance with its terms; (ii) all rents and other monetary amounts that have been due and payable thereunder have been paid; (iii) there exists no Default or event, occurrence, condition or act which with the giving of notice, the lapse of time or the happening of any further event, occurrence, condition or act would become a Default under such Contract; (iv) the Merger will not constitute a Default or a cause for termination or modification of such Contract; and (v) no Consent must be obtained from any third party, including any party to such Contract, for the valid transfer of such Contract to Union Bankshares pursuant to the Merger.

             (b) Neither Mid-Coast nor Waldoboro has any legal obligation, absolute or contingent, to any other Person to sell or otherwise dispose of any substantial part of its Assets or to sell or dispose of any of its Assets except in the ordinary course of business consistent with past practices.

             (c) To the Knowledge and belief of Mid-Coast, the policies of fire, theft, liability and other insurance maintained with respect to the Assets or business of Mid-Coast and Waldoboro provide adequate coverage against such risks as companies engaged in a similar business would in accordance with good business practice insure against and are insured in such amounts with such deductibles and against such risks and losses as are in the opinion of management adequate for the business engaged in by each of Mid-Coast and Waldoboro. Schedule 6.12 sets forth a summary of all material policies of insurance of Mid-Coast and Waldoboro currently in effect, which summary is accurate and complete in all material respects. All of the policies relating to insurance maintained by Mid-Coast and Waldoboro with respect to its material properties and the conduct of its business in any material respect (or any comparable policies entered into as a replacement therefore) are in full force and effect and neither Mid-Coast nor Waldoboro has received any notice of cancellation with respect thereto.

         6.13 Liabilities. To the Knowledge of Mid-Coast, all Liabilities of Mid-Coast and Waldoboro were, and will be created, for good, valuable and adequate consideration in accordance with prudent business standards and in compliance with all Laws and the accounts or evidence of ownership of accounts are and will be genuine, true, valid and enforceable in accordance with their written terms. Neither Mid-Coast nor Waldoboro has agreed to any modification or extension of accounts or account terms or otherwise made any agreements regarding such accounts except as disclosed in writing on the books and records of Mid-Coast and Waldoboro; neither Mid-Coast nor Waldoboro has Knowledge of any claim of ownership to any account other than as shown on the written ownership records of Mid-Coast and Waldoboro for each account; and neither Mid-Coast nor Waldoboro has Knowledge of any alleged improper or wrongful withdrawal or payment of any such account.

         6.14 Loans. To the Knowledge of Mid-Coast each loan reflected as an asset of Mid-Coast or Waldoboro in the Mid-Coast Financial Statements, as of December 31, 1999, or acquired since that date, was issued or originated and is in compliance with all applicable loan policies of Mid-Coast and Waldoboro (except where such non-compliance would not have a Material Adverse Effect), and is the legal, valid, and binding obligation of the obligor named therein, enforceable in accordance with its terms, and no loan is subject to any asserted defense, offset or counterclaim known to Mid-Coast or Waldoboro, except as disclosed in writing to Union Bankshares on or prior to the date hereof. The information (including electronic information and information contained on tapes and computer disks) with respect to all loans held by Mid-Coast and Waldoboro furnished to Union Bankshares is true and complete in all material respects.

         6.15 Allowance for Loan Losses. To the knowledge of Mid-Coast, and except as set forth on Schedule 6.15 hereto, the allowance for loan losses shown on the consolidated balance sheet of Mid-Coast as of December 31, 1999 is adequate in all material respects under the requirements of GAAP to provide for reasonably anticipated losses on outstanding loans, net of recoveries.

         6.16 Investment Securities. Except as disclosed on Schedule 6.16 and except for pledges to secure public and trust deposits, FHLB borrowings, repurchase agreements and reverse repurchase agreements entered into in arms' length transactions pursuant to normal commercial terms and conditions and other pledges required by Law, none of the investments reflected in the Mid-Coast Financial Statements for the period ended March 31, 1999, and none of the material investments made by Mid-Coast or Waldoboro since March 31, 1999, is subject to any restriction (contractual, statutory or otherwise) that would materially impair Mid-Coast's or Waldoboro's ability freely to dispose of such investment at any time.

         6.17 Information for Proxy Statement; Regulatory Filings. None of the information supplied or to be supplied by Mid-Coast or Waldoboro with respect to each of Mid-Coast and Waldoboro for inclusion in (a) the Notice of Meeting and Joint Proxy Statement to be mailed by Mid-Coast to its stockholders in connection with the meeting referred to in Section 5.3 hereof (the "Joint Proxy Statement") and (b) any other documents to be filed with any Regulatory Authority in connection with the transactions contemplated hereby will at the time the Proxy Statement is mailed to holders of Mid-Coast's Common Stock, as may be amended at the time of Mid-Coast Stockholders' Meeting, and at the time of filing of such other documents, respectively, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents, financial statements, or other information or materials which Mid-Coast or Waldoboro shall provide for filing with any Regulatory Authority in connection with the Merger and the Subsidiary Merger will, to the extent applicable, comply with GAAP.

         6.18 Commitments and Contracts. Neither Mid-Coast nor Waldoboro is a party or subject to any of the following (whether written or oral, express or implied):

             (a) Except as listed on Schedule 6.18(a) attached hereto and with a complete copy provided to Union Bankshares, any Contract (including any obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than those which are terminable at will by Mid-Coast or Waldoboro) or any agreement with any labor union;

             (b) Except as listed on Schedule 6.18(b) attached hereto, with a complete copy provided to Union Bankshares, any Contract providing for any bonus, pension, option, deferred compensation, retirement payment, profit sharing or similar arrangement with respect to any present or former officer, director, employee or consultant; or

             (c) Except as listed on Schedule 6.18(c) attached hereto, any Contract containing covenants which limit the ability of Mid-Coast or Waldoboro to compete in any line of business or with any Person or which involves any restriction of the geographical area in which, or method by which, Mid-Coast or Waldoboro may carry on its business (other than as may be required by Law or applicable Regulatory Authority).

             (d) Except as listed on Schedule 6.18(d) attached hereto, any Contract, or any other commitment, understanding, term, obligation or arrangement, whether absolute or contingent, with respect to any sale, tender, merger, consolidation, reorganization or similar arrangement between Mid-Coast or Waldoboro and any third party other than Union Bankshares or Union Trust, with respect to the Assets or capital stock of either Waldoboro or Mid-Coast.

         6.19 Employees.

             (a) Schedule 6.19(a) sets forth a true and complete list of each material employee benefit or compensation plan, arrangement or agreement and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement that is maintained, or contributed to, as of the date of this Agreement (the "Benefit Plans") by each of Mid-Coast and Waldoboro.

             (b) Mid-Coast and Waldoboro have heretofore made available to Union Bankshares true and complete copies of each of the Benefit Plans and certain related documents, including, but not limited to (i) the actuarial report for such Benefit Plan (if applicable) for 1999; and (ii) the most recent determination letter from the IRS (if applicable) for such Benefit Plan.

             (c) (i) Each of the Benefit Plans has been operated and administered in all material respects in compliance with applicable Laws, including, but not limited to, ERISA and the Internal Revenue Code of 1986, as amended (the "Code"); (ii) to the knowledge of Mid-Coast each of the Benefit Plans intended to be "qualified" within the meaning of Section 401 (a) of the Code has been operated in all material respects within the requirements of
Section 401(a) of the Code, and there are no existing circumstances or any events that have occurred that will adversely affect the qualified status of any such Benefit Plan; (iii) with respect to each Benefit Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Benefit Plan's actuary with respect to such Benefit Plan, did not, as of its latest valuation date, exceed the then current value of the Assets of such Benefit Plan allocable to such accrued benefits; (iv) no Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of Mid-Coast or Waldoboro beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Law; (B) death benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA); (C) deferred compensation benefits accrued as liabilities on the consolidated books of Mid-Coast; or (D) benefits the full cost of which is borne by the current or former employee or director (or his or her beneficiary); (v) no Liability under Title IV of ERISA has been incurred by Mid-Coast or Waldoboro that has not been satisfied in full, and no condition exists that presents a risk to Mid-Coast or Waldoboro, of incurring a material Liability thereunder; (vi) no Benefit Plan is a "multiemployer pension plan" (as such term is defined in Section 3(37) of ERISA); (vii) all contributions or other amounts payable by Mid-Coast or Waldoboro as of the Effective Date with respect to each Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code; (viii) to the Knowledge of Mid-Coast, neither Mid-Coast, Waldoboro nor any other Person, including any fiduciary, has engaged in a transaction in connection with which Mid-Coast, Waldoboro or any Benefit Plan will be subject to either a material civil penalty assessed pursuant to
Section 409 or 502(i) of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code; and (ix) to the Knowledge of the management of each of Mid-Coast and Waldoboro there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Benefit Plans or any trusts related thereto which will have, either individually or in the aggregate, a Material Adverse Effect on Mid-Coast or Waldoboro.

             (d) Except with respect to the Termination Agreement, the Stock Option Plan and the Retention Plan, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in any payment (including, without limitation, severance, unemployment compensation, "excess parachute payment" (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of Mid-Coast or Waldoboro under any Benefit Plan or otherwise; (ii) increase any benefits otherwise payable under any Benefit Plan; or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

             (e) Neither Mid-Coast nor Waldoboro maintain or have taken any action to obtain life insurance policies on the lives of any of the current and former officers and directors of Mid-Coast or Waldoboro.

             (f) Each Welfare Plan (as defined in Section 3(1) of ERISA) has been operated in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable laws, including, without limitation, the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") and the Consolidated Omnibus Budget Reconciliation Act of 1984 ("COBRA"). No insurance contract or policy requires or permits any retroactive increase in premiums or payments due thereunder. Neither Mid-Coast nor Waldoboro has established or contributed to, is required to contribute to or has or could have any liability of any nature, whether known or unknown, direct or indirect, fixed or contingent, with respect to any "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the Code, "welfare benefit fund" within the meaning of Section 419 of the Code, "qualified asset account" within the meaning of Section 419A of the Code or "multiple employer welfare arrangement" within the meaning of Section 3(40) or ERISA.

             (g) There are no facts or circumstances which could, directly or indirectly, subject Mid-Coast or Waldoboro or to any (1) excise tax or other liability under Chapters 43, 46 or 47 of Subtitle D of the Code, (2) penalty tax or other liability under Chapter 68 of Subtitle F of the Code or (3) civil penalty, damages or other liability arising under Section 502 of ERISA.

             (h) Full payment has been made of all amounts which Mid-Coast or Waldoboro is required, under applicable law, the terms of any pension plan, welfare plan or other compensation plan, or any agreement relating to any pension plan, welfare plan or other compensation plan, to have paid as a contribution, premium or other remittance thereto or benefit thereunder. There will be no change on or before the Effective Date in the operation of any pension plan, welfare plan, or other compensation plan or any documents with respect thereto which will result in an increase in the benefit liabilities under such plans, except as may be required by law.

             (i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute (i) a termination of employment or other event entitling any person to any additional or other benefits, or that would otherwise modify any benefits or the vesting, funding or payment of any benefits, under any such plan other than the Stock Option Plan and the Retention Plan or (ii) a violation of Section 406 of ERISA or a prohibited transaction for which there exists neither a statutory nor regulatory exemption or for which an exemption has not been obtained.

             (j) No action or omission of Mid-Coast or Waldoboro or any shareholder, director, employee, or agent thereof in any way restricts, impairs or prohibits Union Bankshares or any successor from amending, merging, or terminating any pension plan, welfare plan or other compensation plan in accordance with the express terms of any such plan and applicable law.

             (k) Except as provided in Section 5.1(m) neither Mid-Coast nor Waldoboro shall adopt or amend in any material respect any employee pension, profit-sharing, retirement, bonus, deferred compensation, insurance, incentive compensation, severance, thrift, vacation or other plan, agreement, trust fund or arrangement for the benefit of its employees (whether or not legally binding) other than amendments to existing benefit plans necessary to conform to legal requirements (after providing copies thereof to the Union Bankshares).

             (l) No "reportable event", within the meaning of section 4043 of ERISA, has occurred with respect to any pension plan subject to Title IV of ERISA.

         6.20 Vote Required. The affirmative vote of the holders of at least a majority of the outstanding shares of Mid-Coast Common Stock is the only vote of the stockholders of Mid-Coast necessary to approve the Merger (with respect to Mid-Coast) and related transactions contemplated hereby. The affirmative vote of at least a majority of the outstanding shares of capital stock of Waldoboro is the only vote of the stockholders of Waldoboro necessary to approve the Subsidiary Merger and related transactions contemplated thereby.

         6.21 Environmental Matters. Except as set forth on Schedule 6.21, neither Mid-Coast nor Waldoboro, nor to the Knowledge of the management of each of Mid-Coast and Waldoboro, any previous or current owner or operator of any properties at any time owned (including any properties owned or subsequently resold), leased, or occupied by Mid-Coast or Waldoboro or used by Mid-Coast or Waldoboro in its respective business ("Mid-Coast Properties") used, generated, treated, stored, or disposed of any Hazardous Materials on, under, or about Mid-Coast Properties except in compliance with all applicable federal, state, and local Laws pertaining to air and water quality, environmental contamination Hazardous Materials, waste disposal, air emissions, health and safety and other environmental matters including but not limited to Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C.
Sections 9601-9675 and the Resource Conservation and Recovery Act ("RCRA"),
42 U.S.C. Sections 6901-6992k, each as amended, ("Environmental Laws"). Mid-Coast has not received any notice of noncompliance with Environmental Laws, applicable Laws, Orders, or regulations of any governmental authorities relating to any environmental condition generated by any such party or otherwise or notice that any such party is liable or responsible for the remediation, removal, or cleanup of any of the Mid-Coast Properties. Except as set forth on
Schedule 6.21, neither Mid-Coast nor Waldoboro has Knowledge of any contamination by Hazardous Materials on any Mid-Coast Properties. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition, on Mid-Coast or Waldoboro of any Liability or obligation arising under any Environmental Laws, pending or threatened to the Knowledge of Mid-Coast or Waldoboro against Mid-Coast or Waldoboro, which Liability or obligation would, either individually or in the aggregate, have a Material Adverse Effect on either Mid-Coast or Waldoboro. Neither Mid-Coast nor Waldoboro is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, Governmental Authority, regulatory agency or third party imposing any Liability or obligation with respect to the foregoing that will have, either individually or in the aggregate, a Material Adverse Effect on either Mid-Coast or Waldoboro.

         6.22 Labor. No work stoppage involving Mid-Coast or Waldoboro employees is pending or, to the Knowledge Mid-Coast's or Waldoboro's management, threatened. Neither Mid-Coast nor Waldoboro is involved in, or, to the Knowledge of Mid-Coast's or Waldoboro's management, threatened with or affected by, any dispute, arbitration, lawsuit or administrative proceeding relating to labor or employment matters which might reasonably be expected to interfere in any material respect with the business activities of Mid-Coast or Waldoboro. No employees of Mid-Coast or Waldoboro are represented by any labor union, and, to the Knowledge of each of Mid-Coast's and Waldoboro's management, no labor union is attempting to organize employees of Mid-Coast.

         6.23 Accuracy of Information. To the Knowledge of each of Mid-Coast's and Waldoboro's officers and directors, none of the information supplied or to be supplied by each of Mid-Coast and Waldoboro to Union Bankshares and Union Trust with respect to the Assets and Liabilities of Mid-Coast and Waldoboro, and this Agreement, contains any untrue statement of a material fact or omit to state a material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Neither Mid-Coast nor Waldoboro has failed to disclose or will fail to disclose to Union Bankshares any information which is material to this Agreement or the transactions contemplated herein or in the Transaction Documents.

         6.24 Agreements with Banking Authorities. Neither Mid-Coast nor Waldoboro (i) is a party to any commitment, letter (other than letters addressed to regulated depository institutions or their holding companies generally), written agreement, or memorandum of understanding with, or Order to cease and desist, or subject to any Order or directive specifically naming or referring to Mid-Coast or Waldoboro, (ii) has been required to adopt any board resolution by, any federal or state governmental entity charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank deposits which is currently in effect and restricts materially the conduct of its business, or in any manner relates to its capital adequacy, loan loss allowances or reserves, credit policies, management or overall safety and soundness or such entity's ability to perform its obligations hereunder, (iii) has received written notification from any such federal or state governmental entity that any such Person may be requested to enter into, or otherwise be subject to, any such commitment, letter, written agreement, memorandum of understanding or cease and desist Order. Neither Mid-Coast nor Waldoboro has been informed by any Bank Regulator that it is contemplating issuing or requesting any such Order, directive, agreement, memorandum of understanding, commitment letter or similar submission. Neither Mid-Coast nor Waldoboro is a party to any agreement or arrangement entered into in connection with the consummation of a federally assisted acquisition of a depository institution pursuant to which Mid-Coast or Waldoboro is entitled to receive financial assistance or indemnification from any governmental agency.

         6.25 Compliance with Applicable Law. Each of Mid-Coast and Waldoboro holds, and has at all times held, all Permits necessary for the lawful conduct of its business under and pursuant to all, and has complied with and is not in Default in any respect under any, applicable Law or Order, rule, of any Governmental Authority relating to Mid-Coast or Waldoboro, respectively, and neither Mid-Coast nor Waldoboro has any Knowledge of nor has received notice of any violations of any of the above. Since January 1, 1996, each of Mid-Coast and Waldoboro has timely filed, and subsequent to the date hereof will timely file, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with any Regulatory Authorities and has paid all fees and assessments due and payable in connection with any of the foregoing.

         6.26 Year 2000. To the Knowledge each of Mid-Coast's and Waldoboro's management, neither Mid-Coast's nor Waldoboro's computer systems contain any material deficiencies relating generally to formatting for entering dates (commonly referred to and referred to herein as the Year 2000 problem) and all of such computer systems comply in all material respects with all regulations, including FFIEC statements and guidance and OTS requirements and trade organization guidelines concerning the Year 2000 problem.

         6.27 State Takeover Laws. Mid-Coast and Waldoboro have taken all necessary action to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable "moratorium," "fair price," "business combination," "control share," or other anti-takeover Laws (collectively, "Takeover Laws") under the MBCA and DGCL.

         6.28 Opinion of Financial Advisor. Mid-Coast has received the opinion of its financial advisor dated the date of this Agreement, to the effect that, as of the date thereof, the Merger Consideration is fair, from a financial point of view, to the holders of Mid-Coast Common Stock, a signed copy of which will be delivered to Union Bankshares promptly after receipt thereof.

         6.29 Board Recommendation. The Board of Directors of Mid-Coast, at a meeting duly called and held, has by unanimous vote of those directors present (who constituted all of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, the Subsidiary Merger, and the Option Agreement and the transactions contemplated thereby, taken together, are fair to and in the best interests of the stockholders; and (ii) resolved to recommend that the holders of the shares of Mid-Coast Common Stock approve this Agreement.

                                    ARTICLE 7

          REPRESENTATIONS, WARRANTIES AND COVENANTS OF UNION BANKSHARES

         For purposes of this Article 7, except where the context requires otherwise, any reference to Union Bankshares in this Article 7 shall be deemed to include Union Bankshares and Union Trust and any reference to "material," Material Adverse Effect or a similar standard shall refer to the financial condition, operations or other aspects of Union Bankshares and its Subsidiaries including Union Trust taken as a whole. Union Bankshares represents and warrants to Mid-Coast as follows:

         7.1 Organization and Authority. Union Bankshares is a business corporation and Union Trust is a trust company duly incorporated, validly existing and in good standing under the laws of the State of Maine and each has the corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.

         7.2 Authorization. The execution, delivery and performance of this Agreement by Union Bankshares and Union Trust and the consummation of the transactions contemplated hereby have been duly authorized by the Boards of Directors of Union Bankshares and Union Trust respectively, subject to receipt of all required regulatory approvals. No other corporate proceedings on the part of Union Bankshares are necessary to authorize the execution and delivery of this Agreement and the performance by Union Bankshares of the terms hereof. This Agreement is a valid and binding obligation of Union Bankshares enforceable against Union Bankshares in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, reorganization or moratorium or other similar laws affecting creditors' rights generally and except that the availability of equitable remedies is within the discretion of the appropriate court and except that it is subject to approval of applicable Regulatory Authorities.

         Neither the execution, delivery or performance of this Agreement by Union Bankshares, nor the consummation of the transactions contemplated hereby, nor compliance by Union Bankshares with any of the provisions hereof, will (a) in any material respect violate, conflict with, or result in a breach of any provision of, or constitute a Default (or an event which, with notice or lapse of time or both, would constitute a Default) under or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any Lien, security interest, charge or encumbrance upon any of the properties or Assets of Union Bankshares or Union Trust under any terms, conditions or provisions of (i) Union Bankshares' or Union Trust's Charter or Bylaws or (ii) except as set forth on
Schedule 7.2, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Union Bankshares or Union Trust is a party or by which Union Bankshares or Union Trust may be bound, or to which Union Bankshares or Union Trust or the properties or assets of it may be subject, or (b) violate in any material respect any Law or Order applicable to Union Bankshares or Union Trust or any of its properties or Assets.

         7.3 Information for Regulatory Filings. None of the information supplied or to be supplied by Union Bankshares with respect to Union Bankshares for inclusion in any documents to be filed with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby will at the time of filing of such documents contain any untrue statement of a material fact or omit to state a material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents, financial statements, or other information or materials which Union Bankshares shall provide for filing with the SEC and any other Regulatory Authority in connection with the Merger will, to the extent applicable, comply with GAAP.

         7.4 Accuracy of Information. To the Knowledge of Union Bankshares and its officers and directors, none of the information supplied or to be supplied by Union Bankshares or Union Trust to Mid-Coast and Waldoboro relating to its Assets and Liabilities, this Agreement and the Joint Proxy Statement, contains any untrue statement of a material fact or omits to state a material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Union Bankshares has not failed to disclose any information which is material to this Agreement, the transactions contemplated herein, the Joint Proxy Statement or the requisite applications and filings with appropriate Banking Regulations.

         7.5 Operation of Business. Between the date hereof and the Effective Date, or until the termination of this Agreement, Union Bankshares covenants and agrees that it will take no action which would materially adversely affect or materially delay the ability of Union Bankshares or Union Trust, respectively, to obtain any necessary approvals of any Regulatory Authority required for the transactions contemplated hereby or to perform its or Union Trust's covenants and agreements under this Agreement, the Subsidiary Merger Agreement or the Option Agreement, respectively.

         7.6 Board Consent; Stockholders' Meeting.

             (a) The Board of Directors of Union Bankshares shall adopt a resolution recommending approval and adoption of this Agreement and the Subsidiary Merger Agreement by Union Bankshares' stockholders, and, the Board of Directors of Union Bankshares shall recommend approval and adoption of this Agreement and the Subsidiary Merger Agreement by Union Bankshares' stockholders.

             (b) Union Bankshares will (i) take all steps necessary to call, give notice of, convene and hold a special meeting of its stockholders no later than July 15, 2000 for the purpose of approving this Agreement and the transactions contemplated hereby and for such other purposes as may be necessary or desirable, and (ii) cooperate and consult with Mid-Coast with respect to each of the foregoing matters. Said notice shall include notice of dissenter's rights, if any, and shall solicit stockholders' proxies in favor of this Agreement, and all notice shall be given in accordance with applicable Laws. Except as may be required by fiduciary obligations, Union Bankshares and its directors will support and vote in favor of a shareholder resolution approving this Agreement and the transaction contemplated hereby including the Merger.

         7.7 Information for Proxy Statement. None of the information supplied or to be supplied by Union Bankshares or Union Trust with respect to each of Union Bankshares and Union Trust for inclusion in (a) the Notice of Meeting and Joint Proxy Statement to be mailed by Union Bankshares to its stockholders in connection with the meeting referred to in Section 7.6 hereof (the "Joint Proxy Statement") and (b) any other documents to be filed with any Regulatory Authority in connection with the transactions contemplated hereby will at the time the Proxy Statement is mailed to holders of Union Bankshares' Common Stock, as may be amended at the time of Union Bankshares Stockholders' Meeting, and at the time of filing of such other documents, respectively, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents, financial statements, or other information or materials which Union Bankshares or Union Trust shall provide for filing with any Regulatory Authority in connection with the Merger and the Subsidiary Merger will, to the extent applicable, comply with GAAP.

         7.8 Vote Required. The affirmative vote of the holders of at least sixty-seven percent (67%) of the outstanding shares of Union Bankshares' Common Stock is the only vote of the stockholders of Union Bankshares necessary to approve the Merger (with respect to Union Bankshares) and related transactions contemplated hereby. The affirmative vote of at least a majority of the outstanding shares of capital stock of Union Trust is the only vote of the stockholders of Union Trust necessary to approve the Subsidiary Merger and related transactions contemplated thereby.

         7.9 Agreements with Banking Authorities. Neither Union Bankshares nor Union Trust (i) is a party to any commitment, letter (other than letters addressed to regulated depository institutions or their holding companies generally), written agreement, or memorandum of understanding with , or Order to cease and desist, or subject to any Order or directive specifically naming or referring to Union Bankshares or Union Trust, (ii) has been required to adopt any board resolution by, any federal or state governmental entity charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank deposits which is currently in effect and restricts materially the conduct of its business, or in any manner relates to its capital adequacy, loan loss allowances or reserves, credit policies, management or overall safety and soundness or such entity's ability to perform its obligations hereunder, (iii) has received written notification from any such federal or state governmental entity that any such Person may be requested to enter into, or otherwise be subject to, any such commitment, letter, written agreement, memorandum of understanding or cease and desist Order. Neither Union Bankshares nor Union Trust has been informed by any Bank Regulator that it is contemplating issuing or requesting any such Order, directive, agreement, memorandum of understanding, commitment letter or similar submission. Neither Union Bankshares nor Union Trust is a party to any agreement or arrangement entered into in connection with the consummation of a federally assisted acquisition of a depository institution pursuant to which Union Bankshares or Union Trust is entitled to receive financial assistance or indemnification from any governmental agency.

         7.10 Opinion of Financial Advisor. Union Trust has received the opinion of its financial advisor dated the date of this Agreement, to the effect that, as of the date thereof, the Merger Consideration is fair, from a financial point of view, to the holders of Union Bankshares' Common Stock, a signed copy of which will be delivered to Mid-Coast promptly after receipt thereof.

         7.11 Board Recommendation. The Board of Directors of Union Bankshares, has by unanimous vote of all of the directors then in office (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, the Subsidiary Merger, and the Option Agreement and the transactions contemplated thereby, taken together, are fair to and in the best interests of the stockholders; and (ii) resolved to recommend that the holders of the shares of Union Bankshares' Common Stock approve this Agreement.

         7.12 Purchaser Investigation. Union Bankshares acknowledges that: (i) it has had the opportunity to visit with Mid-Coast and meet with its representative officers and other representatives to discuss the business, assets, liabilities, reserves, financial condition, cash flow and operations of Mid-Coast, and (ii) substantially all materials and information requested by Union Bankshares have been provided to Union Bankshares to the reasonable satisfaction of such party. Union Bankshares acknowledges that it has made its own independent examination, investigation, analysis and evaluation of Mid-Coast, including its own estimate of the value of Mid-Coast business. Union Bankshares acknowledges that it has undertaken such investigation (including a review of the assets, liabilities, books, records and contracts of Mid-Coast) as Union Bankshares deems adequate, including that described above. Notwithstanding such investigation, Union Bankshares shall be entitled to rely upon the representation, warranties and covenants of Mid-Coast and Waldoboro set forth in this Agreement and the related Transaction Documents, including but not limited to Section 6.17, Section 6.23 and the certificate to be delivered to Union Bankshares pursuant to Section 8.3(a).

         7.13 Financing. Union Bankshares shall not require any financing from any third-party source as a condition or contingency to the payment in full of the Merger Consideration as contemplated under this Agreement and shall deposit the Merger Consideration with the Exchange Agent from its available working capital and cash flow.

         7.14 Minimum Capital. Union Bankshares satisfies, and subsequent to the payment in full of the Merger Consideration will satisfy, the minimum capital requirements imposed by the FRB. Union Trust satisfies the minimum capital requirements imposed by the Bureau of Banking and the FRB.

         7.15 Professional Fees. Except for New England Business Advisors, Inc., neither Union Bankshares or Union Trust, nor any of their respective officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby.

                                   ARTICLE 8

                              CONDITIONS TO CLOSING

         The obligations of the Parties under this Agreement, except as otherwise provided herein, shall be subject to the satisfaction or waiver of the following conditions on or prior to the Closing:

         8.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligation of each Party to effect the Merger shall be subject to the following conditions:

             (a) Stockholder Approval. The stockholders of Union Bankshares shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law, the provisions of any governing instruments, or the rules of the NASD.

             (b) Stockholder Approval. The stockholders of Mid-Coast shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law, the provisions of any governing instruments, or the rules of the NASD.

             (c) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger and the Subsidiary Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby or in the Subsidiary Merger Agreement shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the judgment of the Board of Directors of Union Bankshares or Mid-Coast would so materially and adversely impact the conduct of the combined businesses of Union Bankshares and Mid-Coast that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

             (d) No Restraining Action. No court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts in any manner or makes illegal the consummation of the transactions contemplated by this Agreement or the Subsidiary Merger Agreement.

             (e) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 8.1(c)) and the Subsidiary Merger or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, would have, individually or in aggregate, a Material Adverse Effect on either Party.

         8.2 Conditions to Obligations of Mid-Coast to Effect the Merger. The obligations of Mid-Coast to effect the Merger shall be subject to the following additional conditions:

             (a) Representations and Warranties. The representations and warranties of Union Bankshares set forth in this Agreement shall be true and correct in all material respects (except to the extent such representation or warranty is qualified by materiality in which case such representation or warranty shall be true and correct) as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except as otherwise contemplated by this Agreement or consented to in writing by Mid-Coast, and Union Bankshares shall deliver at Closing an appropriate certificate to that effect.

             (b) Performance of Obligations. Union Bankshares shall have performed in all material respects all obligations and complied with all covenants required by it under this

Agreement prior to the Closing and Union Bankshares shall deliver at Closing an appropriate certificate to that effect.

             (c) Opinion of Counsel. Mid-Coast shall have received an opinion of Peabody & Arnold LLP, counsel to Union Bankshares and Union Trust, dated as of the Closing, in form reasonably acceptable to Mid-Coast and substantially covering such matters set forth in Exhibit D.

             (d) Certificates. Union Bankshares shall have delivered to Mid-Coast (i) a certificate, dated as of the Closing and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.2, as they apply to Union Bankshares, and
Section 8.3 have been satisfied, and (ii) certified copies of resolutions duly adopted by Union Bankshares' Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, all in such reasonable detail as Mid-Coast and its counsel shall request.

         8.3 Conditions to Obligations of Union Bankshares to Effect the Merger. The obligations of Union Bankshares to effect the Merger shall be subject to the following additional conditions:

             (a) Representations and Warranties. The representations and warranties of Mid-Coast and Waldoboro set forth in this Agreement shall be true and correct in all material respects (except to the extent such representation or warranty is qualified by materiality in which case such representation or warranty shall be true and correct) as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except as otherwise expressly contemplated by this Agreement or consented to in writing by Union Bankshares, and Mid-Coast shall deliver at Closing an appropriate certificate to that effect.

             (b) Performance of Obligations. Mid-Coast and Waldoboro shall have performed in all material respects all obligations and complied with all covenants required by it under the Transaction Agreements including, but not limited to, those set forth under Article 8 herein, prior to the Closing and Mid-Coast shall deliver at Closing an appropriate certificate to that effect.

             (c) Option Agreement. An Option Agreement substantially in the form set forth on Exhibit B hereto shall have been executed by Mid-Coast; and Mid-Coast shall have taken all steps necessary and desirable to perform the Option Agreement.

             (d) Certificates. Mid-Coast shall have delivered to Union Bankshares (i) a certificate, dated as of the Closing and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1, as they apply to Mid-Coast, and
Section 8.3 have been satisfied, and (ii) certified copies of resolutions duly adopted by Mid-Coast's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, all in such reasonable detail as Union Bankshares and its counsel shall request.

             (e) Subsidiary Merger Agreement. Each of Union Trust and Waldoboro shall have executed and delivered the Subsidiary Merger Agreement, substantially in the form of Exhibit A hereto; and each shall have taken all steps necessary or desirable to perform the Subsidiary Merger Agreement.

             (f) Opinion of Counsel. Union Bankshares shall have received an opinion of Thacher Proffitt & Wood, counsel to Mid-Coast, dated as of the Closing, in form reasonably acceptable to Union Bankshares, and substantially covering such matters set forth in Exhibit E.

             (g) Environmental Insurance. Mid-Coast shall have purchased, at its sole expense, as evidenced by a binder, an environmental insurance policy (the "Environmental Insurance") from an underwriter authorized to conduct business in the state of Maine which shall, at a minimum, and to the sole satisfaction of Union Bankshares, provide coverage for Union Bankshares (with Waldoboro and Mid-Coast as additional named insureds) for a period of no less than ten years from the Effective Date for the following liabilities relating to the Rockland branch location (i) on-site remediation; (ii) off-site remediation; (iii) off-site personal injury and property loss; (iv) legal liability; and (v) business interruption. The Environmental Insurance shall in all respects be subject to the satisfaction of Union Bankshares in its sole discretion.

                                   ARTICLE 9

                      ADDITIONAL AGREEMENTS OF THE PARTIES

         9.1 Proxy Statement; Stockholder Approval. As soon as reasonably practicable after execution of this Agreement, each of Union Bankshares and Mid-Coast shall call a Stockholders' Meeting, to be held as soon as reasonably practicable for the purpose of voting upon approval of this Agreement and the Merger and such other related matters as each may deem appropriate. In connection with the Stockholders' Meetings, (i) Union Bankshares and Mid-Coast shall prepare and file with the SEC a Joint Proxy Statement and mail such Joint Proxy Statement to their respective stockholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Joint Proxy Statement, (iii) the Board of Directors of Union Bankshares and Mid-Coast shall recommend to their respective stockholders the approval of the matters submitted for approval (unless the Board of Directors of either Union Bankshares or Mid-Coast, after having consulted with and considered the advice of outside legal counsel, determines in good faith that the making of such recommendation, or the failure to withdraw or modify its recommendation, would constitute a breach of fiduciary duties of the members of such Board of Directors to its stockholders under applicable law), and (iv) the Boards of Directors and officers of Union Bankshares and Mid-Coast shall use their reasonable best efforts to obtain such stockholders' approval (unless the Board of Directors of Union Bankshares or Mid-Coast, after having consulted with and considered the advice of outside counsel, determines in good faith that the taking of such actions would constitute a breach of fiduciary duties of the members of such Board of Directors to Union Bankshares' and Mid-Coast's stockholders under applicable law). Union Bankshares and Mid-Coast shall make all necessary filings with respect to the Merger under the Securities Laws.

         9.2 Applications; Regulatory Approvals. As soon as practicable after the date hereof, each of Union Bankshares, Union Trust, Mid-Coast and Waldoboro shall take all reasonable efforts to prepare all necessary documentation to effect all necessary filing and to obtain all necessary permits, consents, approvals and authorizations of all third parties and Regulatory Authorities necessary to consummate the transaction contemplated by this Agreement. Union Bankshares, Union Trust, Mid-Coast and Waldoboro will each cooperate with the other and will each furnish the other and the other's counsel with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of Union Bankshares, Union Trust, Mid-Coast and Waldoboro to any Regulatory Authority in connection with the transaction contemplated by this Agreement. Union Bankshares, Union Trust, Mid-Coast and Waldoboro shall have the right to view in advance all filings and approve in advance all characterizations of the information relating to them and any of their respective subsidiaries which appear in any filing made in connection with the transactions contemplated by this Agreement with any Regulatory Authority. In addition, Union Bankshares, Union Trust, Mid-Coast and Waldoboro shall each furnish to the other a final copy of each such filing made in connection with the transactions contemplated by this Agreement with any Regulatory Authority.

         9.3 Merger Filings with State Offices. Upon the terms and subject to the conditions of this Agreement, Mid-Coast shall execute and file the Certificate of Merger with the Secretary of State of Delaware in connection with the Closing and Union Bankshares shall execute and file the Articles of Merger with the Secretary of State of the State of Maine in connection with the Closing.

         9.4 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its commercially reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 8 provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement or the Option Agreement, as applicable. Each Party shall use, and shall cause each of its Subsidiaries to use, its commercially reasonable efforts to obtain all material Consents necessary or desirable (in the good faith judgment of the Board of Directors of such Party) for the consummation of the transactions contemplated by this Agreement.

         9.5 Investigation and Disclosure.

             (a) Prior to the Effective Date, Mid-Coast shall keep Union Bankshares advised of all material developments relevant to its business and to consummation of the Merger and the Subsidiary Merger and shall permit Union Bankshares to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as Union Bankshares reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by Union Bankshares shall affect the representations and warranties of Mid-Coast.

             (b) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to such Party which represents, or is reasonably likely to represent, a material breach of any representation, warranty, covenant or agreement of such Party or which has had or is reasonably likely to have a Material Adverse Effect on its business or operations.

         9.6 Press Releases. Prior to the Closing, each Party shall consult with the other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 9.6 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

         9.7 State Anti-Takeover Law. Mid-Coast shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable anti-takeover law under the DGCL.

         9.8 Employee Benefits and Contracts. Following the Effective Date, Union Bankshares shall provide generally to former officers and employees of Mid-Coast and Waldoboro employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of Union Bankshares Common Stock), on terms and conditions which when taken as a whole are substantially similar to those currently provided by Mid-Coast and Waldoboro to their similarly situated officers and employees, except that there is no matching contribution under the Union Bankshares' Section 401(k) plan; provided however, this Section 9.8 shall not be deemed or construed to be an undertaking or obligation on the part of Union Bankshares or Union Trust to provide the same benefits which Mid-Coast or Waldoboro presently provide to their employees and officers; and provided further that Union Bankshares and Union Trust shall have no obligation to continue to provide after the Effective Date any benefits currently provided to their employees or officers as of the date hereof, or provided to their employees or officers at any time subsequent to the Effective Date. For purposes of participation, vesting and (except in the case of Union Bankshares' defined benefit plans) benefit accrual under Union Bankshares' employee benefit plans, the service of the employees of Mid-Coast or Waldoboro prior to the Closing shall be treated as service with Union Bankshares or Union Trust for participation in such employee benefit plans. Following the Effective Date, former employees of Mid-Coast or Waldoboro shall receive credit under Union Bankshares' group health plans for all deductibles and co-payments made by such former employees under the health plans maintained by Mid-Coast or Waldoboro prior to the Effective Date, and health care coverage under Union Bankshares group health plans shall be extended to former employees of Mid-Coast and Waldoboro with no waiting period, and Union Bankshares will, use its best efforts to provide that such coverage shall be without any exclusions for pre-existing conditions and shall inform Mid-Coast in writing, within thirty days of the date hereof, as to the efforts undertaken to secure a waiver of such exclusions and whether such exclusions have been eliminated.

         9.9 Deliveries at Closing. At the Closing, all documents and instruments shall have been duly and validly executed and delivered by all the Parties hereto.

                                   ARTICLE 10

                        EMPLOYMENT AND MANAGEMENT MATTERS

         10.1 Employees.

             (a) Upon the Effective Date, Union Bankshares and/or Union Trust, as appropriate, shall retain and employ each officer and employee other than Wesley E. Richardson employed by Mid-Coast or Waldoboro as of the Effective Date (the "Retained Employees") for a period of one year from the Effective Date, shall not reduce the base salary or base wages of Retained Employees during such one-year period, including Retained Employees who are reassigned to jobs other than Comparable Jobs. The term "Comparable Job" as used herein shall mean, with respect to any Retained Employee, a position that (i) is to be performed within twenty-five (25) miles of such Retained Employee's current office, and (ii) is associated with a salary grade or range that is substantially the same grade or salary range associated with the Retained Employee's position immediately prior to the Effective Date, it being understood that in no event will a Comparable Job mean a position in which the Retained Employee's actual base salary or base pay is less than his base pay or base salary in effect immediately prior to the Effective Date.

             (b) Retained Employees terminated for "cause" as defined herein or who voluntarily resign (except Retained Employees who resign following reassignment to a job other than a Comparable Job) shall not be entitled to any rights under Section 10.1(a). The term "cause" for purposes of this Section 10.1(b) shall mean personal dishonesty, incompetence, intentional failure to perform stated duties, willful misconduct, breach of fiduciary duty involving personal profit, conviction of a felony, or willful violation of any law, rule or regulation (other than traffic violations or similar offenses).

             (c) Except as described in Section 10.1(a) and Section 10.1(b), Retained Employees will be subject to (i) the employment terms, conditions, policies and rules applicable to other employees of Union Bankshares and/or Union Trust including those set forth in Union Trust's Personnel Manual as the same may be amended from time to time (the "Personnel Manual") and (ii) the terms, conditions, policies and rules relating to vacation benefits, sick leave, and other plans and benefits available to other Union Bankshares and Union Trust employees, except as any such terms, conditions, policies and rules may be modified by Section 9.8.

             (d) Except as described in Sections 9.8 or 10.1(a), nothing in this Agreement shall be construed to constitute a contract of employment with any Retained Employee or to create any term or condition of employment of Retained Employees not enjoyed as of the Effective Date by other employees of Union Bankshares and/or Union Trust.

         10.2 Notices. Mid-Coast and Waldoboro shall be responsible for notifying their employees of the terms of this Agreement as it affects them and for complying with any applicable laws regarding such notices.

         10.3 Directors' and Officers' Liability Insurance Coverage. Union Bankshares shall maintain a "tail" directors' and officers' liability insurance policy covering persons who are currently covered by such insurance policies of Mid-Coast and Waldoboro for a period of four (4) years after the Effective Date on terms generally no less favorable than those in effect on the date of this Agreement; provided, however, that Union Bankshares may substitute therefore policies providing at least comparable coverage containing terms and conditions no less favorable than those in effect on the date of this Agreement; and provided further that the annual cost of such insurance shall not be greater than 125% the cost of such "tail" insurance to Mid-Coast and Waldoboro as of the Effective Date. In addition to and without limiting the foregoing, if the Effective Date shall be prior to May 11, 2000, Mid-Coast shall prepay the cost of such "tail" insurance for a one year period commencing on May 11, 2000.

         10.4 Indemnification. From and after the Effective Date through the sixth anniversary of the Effective Date, Union Bankshares shall indemnify and hold harmless each present and former director, officer and employee of Mid-Coast and Waldoboro determined as of the Effective Date (the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Date, whether asserted or claimed prior to, at or after the Effective Date, to the fullest extent to which such Indemnified Parties were entitled under Delaware law and Mid-Coast's Certificate of Incorporation and Bylaws as in effect on the date hereof.

         Any Indemnified Party wishing to claim indemnification under this
Section 10.4, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Union Bankshares, but the failure to so notify shall not relieve Union Bankshares of any liability it may have to such Indemnified Party if such failure does not materially prejudice Union Bankshares. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Date), (i) Union Bankshares shall have the right to assume the defense thereof and Union Bankshares shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Union Bankshares elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Union Bankshares and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to Union Bankshares, and Union Bankshares shall pay, promptly as statements therefore are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) Union Bankshares shall not be liable for any settlement effected without its prior written consent.

         In the event that Union Bankshares or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, the successors and assigns of such entity shall assume the obligations set forth in this Section 10.4, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each of the Indemnified Parties and his or her heirs or Representatives subject to the limitations set forth in this Article 10.

                                   ARTICLE 11

                            TERMINATION AND REMEDIES

         For purposes of this Agreement, any reference to Union Bankshares in this Article 11 shall be deemed to include Union Bankshares and Union Trust and any reference to Mid-Coast in this Article 11 shall be deemed to include Mid-Coast and Waldoboro.

         11.1 Parties' Joint Remedies. In the event any Regulatory Authority imposes requirements that do not meet the standards for termination as set forth in Section 11.2, then the Parties agree to amend this Agreement to conform to such regulatory requirements; provided however, that no Party shall be obligated to agree to such amendment, if in its sole discretion such amendment would require a new vote of its stockholders to approve the Agreement, as amended, or if it otherwise causes a material change in the terms of the Agreement or the Merger such that either Party's Board of Directors no longer deems the Merger to be in the best interest of such Party's stockholders; and provided further that such amendment shall only be made in accordance with Section 12.6.

         11.2 Termination. This Agreement may be terminated and the Merger abandoned, either before or after approval by the stockholders of Mid-Coast and Union Bankshares any time prior to the Effective Date as follows:

             (a) At any time on or prior to the Effective Date, by the mutual consent of the Parties hereto;

             (b) By either Party hereto, at any time after any Regulatory Authority or Bank Regulator has denied any application for any approval or clearance required to be obtained as a condition to the consummation of the Merger or the Subsidiary Merger and the time period for all appeals or requests for reconsideration thereof has expired;

             (c) By Union Bankshares, if holders of twenty percent (20%) or more of the outstanding Mid-Coast Common Stock exercise statutory appraisal rights pursuant to Section 262 of the DGCL;

             (d) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach, such that the conditions set forth in Sections 8.2(a) and 8.3(a), as applicable, would not then be satisfied by the breaching Party; or

             (e) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach of the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach, such that the conditions set forth in Sections 8.2(a) and 8.3(a), as applicable, would not then be satisfied by the breaching Party; or

             (f) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority (other than as set forth under Section 11.2(b) required for consummation of the Merger and the Subsidiary Merger and the other transactions contemplated hereby and thereby shall have been denied by final non-appealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal such that the conditions set forth in
Section 11.2(b) would not be satisfied, or (ii) the stockholders of Union Bankshares or Mid-Coast fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at the special meeting of stockholders where such matters were presented to such stockholders for approval and voted upon; or

             (g) By either Party in the event that the Merger shall not have been consummated by December 31, 2000, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this
Section 11.2(g); or

             (h) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger or the Subsidiary Merger cannot be satisfied or fulfilled by the date specified in
Section 11.2(g); or

             (i) By either Party, if: (i) the Board of Directors of Mid-Coast shall have authorized, recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose to the stockholders of Mid-Coast, or has entered into an agreement with any Person (other than Union Bankshares) to effect an alternative Acquisition Proposal or (ii) a tender offer or exchange offer for 25% or more of the outstanding shares of Mid-Coast Common Stock is commenced and the Board of Directors of Mid-Coast recommends that the stockholders of the company tender their shares in such tender or exchange offer; provided that Mid-Coast shall not be entitled to exercise any termination rights under clause (i) or (ii) of this Section 11.2(i) unless (x) any action of the Board of Directors of Mid-Coast is taken in good faith by the Board of Directors of Mid-Coast after consultation with and consideration of the advice of its outside counsel and financial advisors, in order to discharge properly its fiduciary duties to its stockholders and (y) Mid-Coast has complied with its obligations in Article 8;

             (j) By Union Bankshares, if the Board of Directors of Mid-Coast shall withdraw, modify or change its approval or recommendation of this Agreement, the Option Agreement, the Subsidiary Merger or the Merger in a manner adverse to Union Bankshares, provided that Union Bankshares is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;

             (k) By Mid-Coast, if the Board of Directors of Union Bankshares shall withdraw, modify or change its approval or recommendation of this Agreement or the Merger in any manner adverse to Mid-Coast, provided that Mid-Coast is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement.

             (l) By Union Bankshares if, in the opinion of its environmental consultant, Woodard & Curran, Inc. (a) any of the Phase I site assessments conducted pursuant to Section 5.11 reveals the presence of any condition at any Mid-Coast Property which creates or has the potential to create a Liability on the part of any of Mid-Coast, Waldoboro, Union Bankshares or Union Trust (an "Environmental Condition") and (b) where such Liability would be in excess of $25,000.00 as a result of any one or a combination of the following (i) further investigation of the Environmental Condition, necessary or desirable in the reasonable opinion of Union Bankshares, its environmental consultant or its counsel, including but not limited to a Phase II site assessment; (ii) obtaining environmental insurance for coverage of all Liabilities related to the Environmental Condition including but not limited to, remediation, personal and property damage, legal liability and business interruption, all on terms and conditions satisfactory to Union Bankshares in its reasonable discretion; (iii) any remediation activities, necessary or desirable in the reasonable opinion of Union Bankshares, its environmental consultant or its counsel, with respect to the Environmental Condition, whether or not such activities are compulsory or voluntary under any applicable Law or Governmental Authority; and (iv) the diminution in value of the effected Mid-Coast Property as a result of the presence of the Environmental Condition, as compared to the fair market value of such property in the absence of such Environmental Condition, where such diminution is determined by a licensed appraisal firm, mutually acceptable to Mid-Coast and Waldoboro, and in each case (clauses (i) through (iv) inclusive) including but not limited to, the reasonable fees and expenses of consultants, engineers, contractors, appraisal firms and attorneys.

         11.3 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 11.2, this Agreement shall become void and have no effect, except that (i) the provisions of Article 12 shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 11.1(d), 11.1(e) or 11.1(h) shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

         11.4 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Date except this Section 11.4 and Articles 1, 2, 3, 4 and 12 and Section 10.3 and 10.4.

                                   ARTICLE 12

                                  MISCELLANEOUS

         12.1 Entire Agreement. This Agreement (and the documents, instruments and certificates contemplated hereby) embodies the entire understanding of the Parties in relation to the subject matter herein and supersedes all prior understandings or agreements, oral or written, between the Parties hereto.

         12.2 Headings. The headings and subheadings in this Agreement, except the terms identified for definition in Article 1 and elsewhere in this Agreement, are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

         12.3 Duplicate Originals. This Agreement may be executed in any number of duplicate originals, any one of which when fully executed by all Parties shall be deemed to be an original without having to account for the other originals.

         12.4 Governing Law. This Agreement and the rights and obligations hereunder shall be governed and construed by the laws of the State of Maine.

         12.5 Successors; No Third Party Beneficiaries. All terms and conditions of this Agreement shall be binding on the successors and assigns of Mid-Coast and Union Bankshares. Except as otherwise specifically provided in this Agreement including but not limited to Section 10.1, nothing expressed or referred to in this Agreement is intended or shall be construed to give any Person other than Mid-Coast and Union Bankshares any legal or equitable right, remedy or claim under or in respect of this Agreement or any provisions contained herein, it being the intention of the Parties hereto that this Agreement, the obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole and exclusive benefit of Mid-Coast and Union Bankshares and for the benefit of no other Person.

         12.6 Modification; Assignment. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after stockholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of Mid-Coast Common Stock, there shall be made no amendment that requires further approval by such stockholders without the further approval of such stockholders; and further provided, that after any such approval by the holders of Union Bankshares Common Stock, the provisions of this Agreement shall not be amended after the special meeting of the stockholders of Union Bankshares in a manner adverse to the holders of Union Bankshares Common Stock without any requisite approval of the holders of the issued and outstanding shares of Union Bankshares Common Stock entitled to vote thereon.

         12.7 Notice. Any notice, request, demand, consent, approval or other communication to any Party hereof shall be effective when received and shall be given in writing, and delivered in person against receipt thereof, or sent by certified mail, postage prepaid or courier service at its address set forth below or at such other address as it shall hereafter furnish in writing to the


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
others. All such notices and other communications shall be deemed given on the date received by the addressee or its agent.

         To:  Mid-Coast
         Mid-Coast Bancorp, Inc.
         1768 Atlantic Highway
         Waldoboro, Maine  04572
         Attn: Wesley E. Richardson
         Fax Number:  (207) 832-7516

         Copy to:  Richard Schaberg, Esq.
         Thacher Proffitt & Wood
         1700 Pennsylvania Avenue, N.W.
         Washington, DC  20006
         Fax Number:  (202) 347-6238

         To:  Union Bankshares
         Union Bankshares Co.
         66 Main Street
         P. O. Box 479
         Ellsworth, Maine  04605
         Attn: Peter A. Blyberg
         Fax Number:  (207) 667-2865

         Copy to: Kenneth F. Ehrlich, Esq.
         Peabody and Arnold LLP
         50 Rowes Wharf
         Boston, Massachusetts  02110
         Fax Number: (617) 951-2125

         12.8 Waiver. Mid-Coast and Union Bankshares may waive their respective rights, powers or privileges under this Agreement; provided that such waiver shall be in writing; and further provided that no failure or delay on the part of Mid-Coast or Union Bankshares to exercise any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege by Mid-Coast or Union Bankshares under the terms of this Agreement, nor will any such waiver operate or be construed as a future waiver of such right, power or privilege under this Agreement.

         12.9 Fees and Expenses.

             (a) Except as otherwise provided in this Section 12.9, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay one-half of the filing fees payable in connection with the Joint Proxy Statement and printing costs incurred in connection with the printing of the Joint Proxy Statement.

             (b) Notwithstanding Section 12.9(a) above, if this Agreement is terminated by Union Bankshares in accordance with Sections 11.2(d), (e) (i) or
(j), Mid-Coast shall be liable to Union Bankshares for all out-of-pocket costs and expenses, including, without limitation, the reasonable fees and expenses of lawyers, accountants and investment bankers, incurred by Union Bankshares in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder ("Expenses").

             (c) Notwithstanding Section 12.9(a) above, if this Agreement is terminated by Mid-Coast in accordance with Sections 11.2(d), (e) (i) or (k), Union Bankshares shall be liable to Mid-Coast for all of its Expenses.

             (d) The Payment of Expenses is not an exclusive remedy, but is in addition to any other rights or remedies available to either Party hereto at law or in equity.

         12.10 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provisions of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         12.11 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         12.12 Brokers and Finders. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Union Bankshares or by Mid-Coast, each of Mid-Coast and Union Bankshares, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

         12.13 Mutual Covenant of Best Efforts and Good Faith. The Parties mutually covenant and agree with each other that they will use their best efforts to consummate the transactions herein contemplated and that they will act and deal with each other in good faith as to this Agreement and all matters arising from or related to it.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized representatives as of the date first above written.


Attest:                                MID-COAST BANCORP, INC.



/s/ Sally Hutchins                     By: /s/ Peter A. Blyberg
-----------------------------              -------------------------------------
                                       Name: Peter A. Blyberg
                                       Title:  President


Attest:                                UNION BANKSHARES COMPANY



/s/ Samuel Cohen                       By: /s/ Wesley E. Richardson
-----------------------------              -------------------------------------
                                       Name: Wesley E. Richardson
                                       Title:  President

                                    EXHIBIT A

                           Subsidiary Merger Agreement

                                    EXHIBIT B

                                Option Agreement

                                    EXHIBIT C

                              Termination Agreement

                                    EXHIBIT D

                         Opinion of Peabody & Arnold LLP

                                    EXHIBIT E

                       Opinion of Thacher Proffitt & Wood



                                       52